Exhibit (b)(2)

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

dated as of

April 26, 2007

among

DRS ACQUISITION CORP.,

(to be merged with and into SUNTERRA CORPORATION)

DIAMOND RESORTS HOLDINGS, LLC,

DIAMOND RESORTS PARENT, LLC,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC,

as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES

Schedule 1.01(a)	-	Contributed Polo Assets
Schedule 1.01(b)	-	Excluded Subsidiaries
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 3.26(a)	-	Disclosed Time Share Matters
Schedule 3.26(b)	-	Resorts
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F-1	-	Form of Dorfinco Intercreditor Agreement
Exhibit F-2	-	Form of Receivables Facility Intercreditor Agreement
Exhibit F-3	-	Form of First Lien Intercreditor Agreement
Exhibit G-1	-	Form of Opinion of Katten Muchin Rosenman LLP
Exhibit G-2	-	Form of Opinion of [•]
Exhibit G-3	-	Form of Local Counsel Opinion

v

CREDIT AGREEMENT dated as of April 26, 2007, among DRS ACQUISITION CORP., a Maryland corporation to be merged with and into SUNTERRA CORPORATION, a Maryland corporation (the “Borrower”), DIAMOND RESORTS HOLDINGS, LLC, a Nevada limited liability company (“Polo Holdings”), DIAMOND RESORTS PARENT, LLC, a Nevada limited liability company (“Holdings”), the Lenders (as defined in Article I), and CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to make Loans (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), in an aggregate principal amount not in excess of $140,000,000. The proceeds of the Loans (other than the Delayed Draw Term Loans) are to be used, together with the proceeds of the First Lien Term Loans (other than the First Lien Delayed Draw Term Loans) solely (a) to refinance all amounts outstanding or accrued and payable under the Tender Facility Credit Agreement, (b) to pay the Acquisition Consideration in respect of shares of common stock of Sunterra Corporation, a Maryland corporation, not acquired pursuant to the Tender Offer and (c) to pay Transaction Costs in an aggregate amount not to exceed $36,600,000. The proceeds of the Delayed Draw Term Loans, together with the proceeds of the First Lien Delayed Draw Term Loans, are to be used solely to finance the repurchase of any Existing Sunterra Notes repurchased pursuant to the Existing Sunterra Notes Repurchase Offer.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Consideration” shall mean the cash consideration payable to holders of common stock of Sunterra Corporation, a Maryland corporation, acquired pursuant to the Tender Offer and the Merger, in an aggregate amount not to exceed $322,400,000 ($16.00 per share of common stock).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, the applicable percentage set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Corporate Ratings as of the relevant date of determination:

Rating	Eurodollar Spread	ABR Spread
Category 1 B1 and B+ (with no negative outlook) or higher	7.00%	6.00%
Category 2 B2 and B (with no negative outlook) or higher (but not qualifying for Category 1)	7.25%	6.25%
Category 3 Not qualifying for Category 1 or 2	7.50%	6.50%

Each change in the Applicable Percentage resulting from a change in a Corporate Rating (other than as a result of a change in the rating system of Moody’s or S&P) shall be effective with respect to all Loans and Letters of Credit outstanding as of the date on which such change is first announced by S&P or Moody’s, as applicable, irrespective of when notice of such change shall have been furnished by Holdings, Polo Holdings or the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.05 or otherwise. Each change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the Corporate Ratings determined by S&P and Moody’s shall fall within two different Categories, the Applicable Percentage shall be based on the lower of the two ratings. For purposes of the foregoing, if either S&P or Moody’s shall not have in effect a Corporate Rating (other than by reason of circumstances referred to in the last sentence of this definition), Category 3 shall apply for purposes of determining the Applicable Percentage. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of providing corporate ratings, Holdings, Polo Holdings, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of such ratings from such rating agency and, pending the effectiveness of such amendment, the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Arranger” shall mean Credit Suisse Securities (USA) LLC, as Sole Bookrunner and Sole Lead Arranger.

“Asset Contribution Agreement” shall mean the Asset Contribution Agreement dated as of April 26, 2007 among Diamond Resorts, LLC, a Nevada limited liability company, Nevada Resort Properties Polo Towers Partnership, a Nevada limited partnership, Diamond Resort Management, LLC, a Nevada limited liability company, and Polo Holdings.

“Asset Sale Prepayment Event” shall mean (a) any sale, transfer or disposition (including pursuant to a sale and leaseback transaction) of any property or asset by Polo Holdings, the Borrower or any other Subsidiary, other than (i) those made pursuant to clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of Section 6.05(b) and (ii) other dispositions resulting in Net Cash Proceeds not exceeding $2,000,000 in the aggregate during any fiscal year of Holdings or (b) any casualty or other damage to, or any taking under power of eminent domain or condemnation or similar proceeding of, any property or asset of Polo Holdings, the Borrower or any other Subsidiary, other than those resulting in Net Cash Proceeds not exceeding $2,000,000 in the aggregate during any fiscal year of Holdings.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) reinvestments of Net Cash Proceeds in respect of any Asset Sale Prepayment Event, (iii) Permitted Acquisitions, (iv) reimbursable leasehold improvements, (v) improvements to Resorts that are subject to reimbursement by means of a special assessment that has been approved by the homeowners’ associations for such Resorts, not to exceed $5,000,000 that at any time has been excluded in such period and any period prior to such period to the extent not reimbursed by the applicable homeowners’ associations as of the end of such period, and (vi) exchanges or trade-ins of equipment (other than to the extent of any cash payments in connection with such exchange or trade-in).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equity Contributions” means the contribution by investors reasonably satisfactory to the Arranger of an aggregate amount of not less than $55,000,000 in cash to Holdings as common equity or Closing Date Soros Equity, and the contributions of all such cash by Holdings to Polo Holdings and by Polo Holdings to DRS Acquisition Corp., in each case as common equity.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, (i) the Permitted Cloobeck Investors shall fail to own, directly or indirectly, beneficially and of record, units representing at least 51% of the aggregate ordinary voting power and at least 10% of the aggregate economic value represented by the issued and outstanding Equity Interests of Holdings or (ii) the Permitted Soros Investors shall fail to own, directly or indirectly, beneficially and of record, units of Closing Date Soros Preferred Equity representing at least 51% of the aggregate economic value represented by the units of Closing Date Soros Preferred Equity owned by the Permitted Soros Investors on the Closing Date, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof), other than the Permitted Investors, shall own, directly or indirectly, beneficially or of record, units representing either (i) more than 25% or (ii) a higher percentage than the Permitted Cloobeck Investors, in each case of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Holdings, (c) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the board of directors of Holdings nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, Polo Holdings, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, Polo Holdings, the Borrower or any other Subsidiary is a party, (e) Polo Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower or (f) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of Polo Holdings.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Citicorp Conduit Agreement” shall mean the Loan and Security Agreement dated December 23, 2002 among Polo Towers SPV LLC, a Delaware limited liability company, and Dorfinco Corporation, with respect to which Dorfinco Corporation has previously assigned its rights with respect to the Conduit Obligations (as defined in the Dorfinco Intercreditor Agreement) to Citicorp North America, Inc., as administrative agent, as amended as of April 26, 2007.

“Citicorp Consents” shall mean the obtaining of consent of each of Dorfinco Corporation and Citicorp North America, Inc. to permit the Citicorp Conduit Agreement to remain in place following consummation of the Polo Equity Contributions, on terms reasonably satisfactory to the Arranger and to be secured only by Conduit Collateral and “Conduit Obligations” (each as defined in the Dorfinco Intercreditor Agreement), and without recourse to other assets of Holdings, Polo Holdings or the Borrower.

“Citicorp Liens” shall mean the Liens on the “Conduit Collateral” and the “Dorfinco Collateral” (each as defined in the Dorfinco Intercreditor Agreement) to support the obligations with respect to the “Conduit Obligations” (as defined in the Dorfinco Intercreditor Agreement).

“Class”, when used in reference to any Commitment, refers to whether such Commitment is an Initial Term Loan Commitment or Delayed Draw Term Loan Commitment.

“Closing Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.08).

“Closing Date Soros Common Equity” shall mean the Common Units in Holdings issued and sold to Soros Strategic Partners LP on the Closing Date pursuant to the Securities Purchase Agreement dated as of April 26, 2007 by an among Holdings and Soros Stragetic Partners, LP, having terms reasonably satisfactory to the Administrative Agent.

“Closing Date Soros Equity” shall mean the Closing Date Soros Common Equity and the Closing Date Soros Preferred Equity.

“Closing Date Soros Preferred Equity” shall mean the Preferred Units in Holdings issued and sold to Soros Strategic Partners LP on the Closing Date pursuant to the Securities Purchase Agreement dated as of April 26, 2007 by and among Holdings and Soros Strategic Partners, LP, having terms reasonably satisfactory to the Administrative Agent.

“Club” shall mean each of Club Sunterra Vacations, Club Sunterra Vacations Hawaii, Club Sunterra Vacations California and any successor or similar club.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Initial Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated March 2007.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted (or not included) in determining such Consolidated Net Income, the sum of

(i) consolidated interest expense for such period,

(ii) consolidated income tax expense for such period,

(iii) all amounts attributable to depreciation and amortization for such period,

(iv) all cash receipts during such period attributable to sales of Time Share Interests,

(v) to the extent deducted in determining such Consolidated Net Income but not paid in cash during such period, all expenses during such period attributable to the sale of Time Share Interests,

(vi) for any period ending on or prior to March 31, 2008, Transaction Costs in an aggregate amount not to exceed $36,600,000 for all periods,

(vii) all integration expenses, costs, fees and expenses attributable to any litigation assumed in the Merger (net of insurance proceeds, to the extent such insurance proceeds are received and such amounts were included in determining such Consolidated Net Income for such period), and other charges related to the Transactions, in an aggregate amount not to exceed $20,000,000 for all periods,

(viii) fees payable pursuant to the Trivergance Services Agreement that are permitted by Section 6.07(c), to the extent accrued but not paid in cash in such period,

(ix) the aggregate amount of deferred financing expenses for such period,

(x) expenses and fees paid in connection with Permitted Acquisitions, in an aggregate amount not to exceed $3,000,000 for any Permitted Acquisition, to the extent such amounts are paid on or before the date that is one year following the consummation of the applicable Permitted Acquisition,

(xi) rebranding or restructuring costs and non-ordinary course expenses related to European operations, in an aggregate amount not to exceed $12,000,000 for all periods,

(xii) any other non-recurring expenses or payments, in an aggregate amount not to exceed $5,000,000 in any four-quarter period,

(xiii) any other non-cash charges (other than to the extent representing accruals for cash expenses in any future period (including fees payable pursuant to the Trivergance Services Agreement, except as otherwise provided in clause (viii)) or amortization of a prepaid cash expense that was paid in a prior period on or after the Closing Date) for such period, and

(xiv) any extraordinary charges for such period,

and minus (b) without duplication

(i) all cash payments made during such period on account of fees, reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clauses (a)(viii) and (a)(xiii) above in a previous period,

(ii) to the extent included in determining such Consolidated Net Income, all revenue during such period attributable to sales of Time Share Interests, to the extent not received in cash during such period,

(iii) to the extent not deducted in determining Consolidated Net Income for such period, all cash payments made during such period in respect of expenses attributable to the sale of Time Share Interests, and

(iv) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

For purposes of determining the Total Leverage Ratio as of or for the periods ended on September 30, 2007, December 31, 2007 and March 31, 2008, (x) Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended December 31, 2006, $23,600,000, and (ii) for the fiscal quarter ended March 31, 2007, $29,500,000, and (y) Consolidated EBITDA for the fiscal quarter ended June 30, 2007 shall be determined on a pro forma basis in accordance with Section 1.03, treating the Merger for such purpose as a “Permitted Acquisition”.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded

(a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary,

(b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries or the date that such person’s assets are acquired by Holdings or any of its Subsidiaries,

(c) the effects of purchase accounting adjustments required or permitted by GAAP in connection with the Transactions, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof,

(d) the cumulative effect of any changes in accounting principles,

(e) the income of any person in which any other person (other than Holdings or any wholly owned Subsidiary of Holdings or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a wholly owned Subsidiary of Holdings by such person during such period, and

(f) any gains attributable to sales of assets out of the ordinary course of business.

“Contributed Polo Assets” shall mean the assets identified on Schedule 1.01(a).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion Date” shall mean (a) the date on which Delayed Draw Term Loans are borrowed, if on such date all outstanding Initial Term Loans are ABR Loans, (b) the date that is the last day of the Interest Period in effect for the Eurodollar Borrowing outstanding on the date on which Delayed Draw Term Loans are borrowed (or any earlier date on which such Eurodollar Borrowing is converted to an ABR Borrowing or the Interest Period therefor is converted to another permissible Interest Period, in each case in accordance with Section 2.10), if on such date all outstanding Initial Term Loans are not ABR Loans, or (c) the date on which the Delayed Draw Commitments terminate without any Delayed Draw Term Loans having been borrowed.

“Corporate Ratings” shall mean, as of any date of determination, the Borrower’s (a) corporate rating as determined by S&P and (b) corporate family rating as determined by Moody’s, in each case as in effect as of such date.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Declaration” shall mean the declaration in furtherance of a plan for subjecting a Resort to a time share form of ownership, which Declaration contains covenants, restrictions, easements, charges and liens and including provisions regarding the identification of Time Share Interests and the common areas and the regulation and governance of the real property comprising the Resort as a time share regime.

“Default” shall mean any Event of Default or event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Delayed Draw Term Loan Lender that has (a) defaulted in its obligation to make a Delayed Draw Term Loan required to be made by it hereunder, (b) notified the Administrative Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority (but only prior to the date on which the Delayed Draw Term Loans are made or the Delayed Draw Term Loan Commitments terminate).

“Delayed Draw Commitment Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Delayed Draw Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Delayed Draw Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Delayed Draw Term Loan Lender” shall mean a Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loans” shall mean the term loans made by the Delayed Draw Term Loan Lenders to the Borrower pursuant to clause (b) of Section 2.01.

“Discharge of First Lien Term Loan Obligations” shall mean, subject to Sections 7.02 and 7.04 of the First Lien Intercreditor Agreement, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquation Proceeding (as defined in the First Lien Intercreditor Agreement), regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and any other amounts due and payable (other than contingent indemnification obligations) on all First Lien Term Loans and (b) termination or expiration of all commitments to lend Term Loans under the First Lien Credit Agreement.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dorfinco Consents” shall mean the obtaining of consent of Dorfinco Corporation to permit the Dorfinco Credit Agreements to remain in place following consummation of the Polo Equity Contributions, on terms reasonably satisfactory to the Arranger and to be secured only by Dorfinco Collateral (as defined in the Dorfinco Intercreditor Agreement), and without recourse to other assets of Holdings, Polo Holdings or the Borrower.

“Dorfinco Credit Agreements” shall mean (a) the Amended, Restated and Consolidated Loan and Security Agreement (Towers I, II and III Receivables Facility) dated October 1, 2005 among Nevada Resorts Properties Polo Towers Limited Partnership, a Nevada limited partnership, Diamond Resorts Holdings, LLC, a Nevada limited liability company, and Dorfinco Corporation, a Delaware corporation, as amended as of April 26, 2007, and (b) the Amended and Restated Loan and Security Agreement dated July 7, 2000 among Nevada Resorts Properties Polo Towers Limited Partnership and FINOVA Capital Corporation, with respect to which FINOVA Capital Corporation has previously assigned all of its rights and all documents related thereto to Dorfinco Corporation, as amended as of April 26, 2007.

“Dorfinco Intercreditor Agreement” shall mean the Intercreditor and Non-Disturbance Agreement, substantially in the form of Exhibit F-1, among Nevada Resort Properties Polo Towers Limited Partnership, a Nevada limited partnership, Polo Holdings, the Borrower, Dorfinco Corporation, a Delaware corporation, and Credit Suisse, in its capacities as Collateral Agent, collateral agent for the lenders under the First Lien Credit Agreement, collateral agent for the lenders under the Receivables Credit Agreement and collateral agent for the Lenders under the Tender Facility Credit Agreement.

“Dorfinco Liens” shall mean the Liens on the “Dorfinco Collateral” (as defined in the Dorfinco Intercreditor Agreement) to support the obligations with respect to the “Dorfinco Loans” (as defined in the Dorfinco Intercreditor Agreement).

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Holdings or any of its Subsidiaries of any Equity Interests of Holdings or any such Subsidiary, as applicable, except in each case for (a) any issuance or sale to Holdings or any of its Subsidiaries and (b) any issuance of directors’ qualifying shares.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, Polo Holdings or the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings, Polo Holdings or the Borrower or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Holdings, Polo Holdings or the Borrower or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Holdings, Polo Holdings or the Borrower or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by Holdings, Polo Holdings or the Borrower or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Holdings, Polo Holdings or the Borrower or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which Holdings, Polo Holdings or the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings, Polo Holdings or the Borrower or any such Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Holdings, Polo Holdings or the Borrower or any other Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal period of Holdings, an amount equal to

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period, adjusted to exclude any gains or losses attributable to Asset Sale Prepayment Events or Equity Issuances,

(ii) all amounts attributable to depreciation, amortization and other non-cash charges or losses for such period, to the extent deducted in arriving at such Consolidated Net Income,

(iii) all cash receipts during such period attributable to sales of Time Share Interests, to the extent not included in such Consolidated Net Income,

(iv) to the extent deducted in determining such Consolidated Net Income but not paid in cash during such period, all expenses during such period attributable to the sale of Time Share Interests, to the extent deducted in arriving at such Consolidated Net Income,

(v) the sum of (A) the amount, if any, by which Net Working Capital decreased during such period plus, without duplication, (B) the net amount, if any, by which the Mortgage Receivables of Holdings and the Subsidiaries decreased during such period and (C) the net amount, if any, by which the outstanding principal amount of Indebtedness under the Dorfinco Credit Agreements, the Receivables Credit Agreement, any other Indebtedness permitted by Section 6.01(d), and any Receivables Securitizations increased during such period, and

(vi) all non-cash extraordinary charges during such period, to the extent deducted in arriving at such Consolidated Net Income,

minus (b) the sum, without duplication, of

(i) to the extent included in Consolidated Net Income for such period, all revenue during such period attributable to sales of Time Share Interests, to the extent not received in cash during such period,

(ii) to the extent not deducted in determining Consolidated Net Income for such period, all cash payments made during such period in respect of expenses attributable to the sale of Time Share Interests,

(iii) to the extent included in Consolidated Net Income for such period, any non-cash extraordinary gains and all non-cash items of income for such period,

(iv) the aggregate amount of cash distributed as Restricted Payments during such period as permitted by paragraphs (ii) and (v) of Section 6.06(a),

(v) the amount of Capital Expenditures made in cash during such period, except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financing by incurring Long-Term Indebtedness,

(vi) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Subsidiaries during such period, excluding, without duplication, (A) Tranche A Exposure (as defined in the First Lien Credit Agreement), except to the extent of a corresponding permanent reduction of Tranche A Funding Amounts (as defined in the First Lien Credit Agreement), (B) First Lien Term Loans prepaid pursuant to Section 2.13(b), (c), (d) or (e) of the First Lien Credit Agreement, (C) Loans prepaid pursuant to Section 2.13, (D) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness or with Net Cash Proceeds from the issuance of Equity Interests by Holdings and (E) repayments or prepayments of Long-Term Indebtedness deducted in calculating the amount of Net Cash Proceeds in respect of any Asset Sale Prepayment Event, and

(vii) the sum of (A) the amount, if any, by which Net Working Capital increased during such period plus, without duplication, (B) the net amount, if any, by which the Mortgage Receivables of Holdings and the Subsidiaries increased during such period and (C) the net amount, if any, by which the outstanding principal amount of Indebtedness under the Dorfinco Credit Agreements, the Receivables Credit Agreement, any other Indebtedness permitted by Section 6.01(d), and any Receivables Securitizations decreased during such period.

“Excluded Subsidiary” shall mean any Subsidiary that is either (a) a Receivables Subsidiary, (b) a Single Asset Financing Subsidiary, (c) set forth on Schedule 1.01(b); provided that any Subsidiary set forth on Schedule 1.01(b) that is not dissolved or merged into the Borrower or a Subsidiary Guarantor within 60 days after the Tender Offer Closing Date shall thereafter no longer be an Excluded Subsidiary or (d) Citrus Insurance Company, Inc., a Nevada corporation, so long as the net worth of such Subsidiary is less than $500,000.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Executive Services Agreement” shall mean the Executive Services Agreement dated as of April 26, 2007 by and between Sunterra Corporation, a Maryland corporation, and Diamond Resorts, LLC, a Nevada limited liability company, and the letter agreement of the same date related to such agreement, each in form and substance reasonably satisfactory to the Arranger.

“Existing Sunterra Credit Agreement” shall mean the Loan Agreement dated as of July 29, 2002 (as amended), by and among Sunterra Corporation, a Maryland corporation, certain of its subsidiaries, Merrill Lynch Mortgage Capital Inc., as agent, and the other lenders party thereto.

“Existing Sunterra Notes” shall mean Sunterra Corporation’s 3 3/4% Senior Subordinated Convertible Notes due 2024.

“Existing Sunterra Notes Documents” shall mean the indenture under which the Existing Sunterra Notes were issued, as amended or supplemented from time to time, and all other instruments, agreements and other documents evidencing or governing the Existing Sunterra Notes or providing for any Guarantee or other right in respect thereof.

“Existing Sunterra Notes Repurchase Offer” shall mean an offer by the Borrower to purchase the Existing Sunterra Notes from the holders thereof following the Merger in accordance with the terms of the Existing Sunterra Notes Documents.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Senior Secured Tender Facility, Senior Secured First Lien Credit Facilities and Senior Secured Second Lien Term Loan Facility Fee Letter dated March 9, 2007 (as amended April 26, 2007), among Diamond Resorts, LLC, the Arranger and the Administrative Agent.

“Fees” shall mean the Delayed Draw Commitment Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Restatement Default” shall mean, in connection with any delivery of financial statements pursuant to Section 5.04(d), a decrease of 5.0% or more in Consolidated EBITDA for the fiscal year ended September 30, 2006 (based on the net income or loss of Sunterra Corporation and its subsidiaries rather than of Holdings and its Subsidiaries, and adjusted to exclude, without duplication and to the extent deducted in determining such net income or loss and not added back in determining Consolidated EBITDA, net income or loss attributable to the European operations of Sunterra Corporation and its subsidiaries), as calculated based on the financial statements delivered pursuant to Section 5.04(d) for the fiscal year ended September 30, 2006 as compared to Consolidated EBITDA (determined in accordance with the parenthetical clause set forth above) for such fiscal year as calculated based on the financial statements for such period previously delivered to the Administrative Agent and the Lenders as referred to in Section 3.05. Notwithstanding the foregoing, in the event that there is a decrease of more than 5.0%, but less than 10.0%, in Consolidated EBITDA for the fiscal year ended September 30, 2006 as calculated for purposes of the previous sentence, prior to the date on which the certificate calculating such Consolidated EBITDA is required to be delivered pursuant to Section 5.04(d), Holdings shall have the right to issue Qualified Capital Stock for cash in an amount such that, if Consolidated EBITDA (determined in accordance with the parenthetical described above) for the fiscal year ended September 30, 2006 were increased by such amount, the ratio of Total Funded Debt as of September 30, 2006 (calculated on a pro forma basis giving effect to the Transactions taking place on the Closing Date) to such Consolidated EBITDA would not have been greater than 3.0 to 1.0, and upon use of the Net Cash Proceeds from such issuance to prepay Loans or First Lien Term Loans, there shall be deemed to not be a “Financial Restatement Default”.

“First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the date hereof, among Holdings, Polo Holdings, the Borrower, the lenders from time to time party thereto and Credit Suisse, as administrative agent and collateral agent.

“First Lien Delayed Draw Term Loan Commitments” shall mean the commitments of the lenders under the First Lien Credit Agreement to make First Lien Delayed Draw Term Loans.

“First Lien Delayed Draw Term Loans” shall mean the First Lien Term Loans made as delayed draw term loans under the First Lien Credit Agreement.

“First Lien Guarantee and Collateral Agreement” shall mean the First Lien Guarantee and Collateral Agreement dated as of the date hereof, among Holdings, Polo Holdings, the Borrower, the other Subsidiaries party thereto and Credit Suisse, as first lien collateral agent.

“First Lien Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit F-3, among the Loan Parties, the Collateral Agent and the First Lien Collateral Agent (as defined therein).

“First Lien Loans” shall mean the loans made under the First Lien Credit Agreement.

“First Lien Term Loan Lenders” shall mean lenders of First Lien Term Loans.

“First Lien Term Loans” shall mean the term loans (including the First Lien Delayed Draw Term Loans) made under the First Lien Credit Agreement.

“First Priority Liens” shall have the meaning assigned to such term in the First Lien Intercreditor Agreement.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by Holdings or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any of the Subsidiaries, or the imposition on Holdings or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Second Lien Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among Holdings, Polo Holdings, the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Holdings, Polo Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risks or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any Subsidiary shall be a Hedging Agreement.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit, (j) all obligations of such person in respect of bankers’ acceptances and (k) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loans” shall mean the term loans made by the Initial Term Loan Lenders to the Borrower pursuant to clause (a) of Section 2.01.

“Intercreditor Agreements” shall mean (a) the First Lien Intercreditor Agreement, (b) the Receivables Facility Intercreditor Agreement and (c) the Dorfinco Intercreditor Agreement.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment/RP Basket” shall mean, as of any date, (a) the sum of (i) the Net Cash Proceeds from Equity Issuances (other than issuances of Disqualified Stock) by Holdings after the Closing Date (minus any prepayment of Loans or First Lien Loans made in respect of such Net Cash Proceeds, either to the extent required by Section 2.13(c) or any such prepayments made pursuant to the second sentence of “Financial Restatement Default”), plus (ii) Excess Cash Flow for the period commencing on the Closing Date and ending September 30, 2007 and for each fiscal year ended thereafter and prior to such date (minus any mandatory prepayment of Loans or First Lien Loans made in respect of such Excess Cash Flow); minus (b) the aggregate amount (without duplication) of all investments, loans, advances, Restricted Payments, Capital Expenditures, prepayments and other payments made in reliance on the Investment/RP Basket, net of all dividends, repayments of loans or advances or other transfer of cash or cash equivalents, in each case to Holdings, Polo Holdings, the Borrower or any other Subsidiary realized in respect of any investment made in reliance of the Investment/RP Basket (but not exceeding the amount of such investment). Notwithstanding the foregoing, (x) the Investment/RP Basket shall be zero at any time when a Default has occurred and is continuing or would result from any proposed usage of the Investment/RP Basket and (y) any amounts described in clause (a)(ii) of the immediately preceding sentence shall not be included in the Investment/RP Basket until the date on which the Borrower delivers the financial statements required by Section 5.04(d).

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any person that has become a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Fee Letter, the Security Documents and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Initial Term Loans and the Delayed Draw Term Loans.

“Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or the Loan Parties to perform any of its or their obligations under the Loan Documents to which it is or will be a party, taken as a whole, or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean April 26, 2013.

“Merger” shall mean the merger of DRS Acquisition Corp., a Maryland corporation, with and into Sunterra Corporation, a Maryland corporation, with Sunterra Corporation as the surviving corporation, pursuant to the Purchase Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgage Receivables” shall mean Time Share Mortgage receivables originated by, contributed to or otherwise owned by Polo Holdings, the Borrower or any other Subsidiary.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(h) or pursuant to Section 5.12, each substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any asset sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes or tax distributions and Holdings’s good faith estimate of income taxes and any other taxes paid or payable by Holdings and the Subsidiaries in connection with such sale), (ii) amounts provided as a reserve or deposited into escrows, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale Prepayment Event (provided that, to the extent and at the time any such amounts are released from such reserve or escrow, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale Prepayment Event and which is required to be repaid with such proceeds (other than (A) any such Indebtedness assumed by the purchaser of such asset and (B) Loans and First Lien Loans); and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance or other event, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred by Holdings or any Subsidiary in connection therewith.

“Net Working Capital” shall mean, as of any date, (a) the sum of, without duplication, (i) receivables, other than Mortgage Receivables, and (ii) prepaid expenses minus (b) the sum of, without duplication, (i) accounts payable, (ii) accrued expenses, (iii) other accrued liabilities, (iv) other current liabilities (other than (A) the current portion of any Long Term Indebtedness and (B) outstanding Tranche A Loans and Swingline Loans) and (v) income taxes payable, in each case of Holdings and the Subsidiary on a consolidated basis on such date. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(g).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments in so-called “auction rate” securities rated AAA or higher by S&P or Aaa or higher by Moody’s and which have a reset date not more than 90 days from the date of acquisition thereof; and

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Cloobeck Investors” shall mean Stephen J. Cloobeck. In the event of the death or incapacity of Stephen J. Cloobeck, his estate or personal representative, as applicable, shall become a “Permitted Investor” for up to 180 days following such death or incapacity, until the Equity Interests held directly or indirectly by Stephen J. Cloobeck at his death or incapacity are transferred to a person or persons reasonably satisfactory to the Administrative Agent (in consultation with the Lenders), and thereafter such person or persons shall be “Permitted Investors”.

“Permitted Soros Investors” shall mean Soros Strategic Partners, LP and its affiliates (other than Holdings, any Subsidiary or any employee of Holdings or any Subsidiary).

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Points” shall mean SunOptions, points or a similar form of currency, the redemption of which entitles the holder thereof to reserve the use and occupancy of a residential accommodation at a Points Based Resort.

“Points Based Resort” shall mean the Resorts identified on Schedule 3.26(b) as “Points Based Resorts” and any other Resort that is designated after the Closing Date, by means of a certificate delivered to the Administrative Agent by a Financial Officer of Holdings, as a Resort at which holders of Points Based Time Share Interests are entitled to reserve the use and occupancy of residential accommodations.

“Points Based Time Share Interest” shall mean a Time Share Interest (including a club membership) that is denominated in Points. Any Subsidiary that is a seller of Points Based Time Share Interests shall be deemed the owner of a Points Based Time Share Interest to the extent of its unsold Points from time to time.

“Polo Equity Contributions” shall mean the contribution by or at the direction of Polo Holdings of the Contributed Polo Assets to Holdings as common equity and the contribution of the Contributed Polo Assets by Holdings to Polo Holdings as common equity.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Property Management Agreement” shall mean a management agreement entered into by and between a homeowners’ association and a property management company, pursuant to which the property manager is to provide management and other services with respect to a Resort.

“Purchase Agreement” shall mean the Agreement and Plan of Merger, dated as of March 9, 2007, among Diamond Resorts, LLC, a Nevada limited liability company, DRS Acquisition Corp., a Maryland corporation, and Sunterra Corporation, a Maryland corporation.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in at least $75,000,000 of Net Cash Proceeds to Holdings.

“Receivables Credit Agreement” shall mean the Loan Agreement dated as of the date hereof, among Sunterra Corporation, the guarantors from time to time party thereto, the lenders from time to time party thereto and Credit Suisse, as administrative agent and collateral agent.

“Receivables Facility Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit F-2, among Holdings, Polo Holdings, the Borrower, the Subsidiaries from time to time party thereto, the First Lien Collateral Agent (as defined therein), the Second Lien Collateral Agent (as defined therein) and the Receivables Collateral Agent (as defined therein).

“Receivables Facility Liens” shall have the meaning assigned to such term in the Receivables Facility Intercreditor Agreement.

“Receivables Securitization” shall mean a financing pursuant to which (a) Polo Holdings, the Borrower or any other Subsidiary sells, conveys or transfers to a Receivables Subsidiary, in legal “true sales” transactions, and (b) such Receivables Subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in, any Mortgage Receivables (whether now existing or hereafter acquired) of Polo Holdings, the Borrower or any other Subsidiary or any undivided interest therein, and any assets related thereto (including all Time Share Interests and other collateral securing such Mortgage Receivables), all contracts and all Guarantees or other obligations in respect of such Mortgage Receivables, proceeds of such Mortgage Receivables and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving Mortgage Receivables. Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes shall be considered a Receivables Securitization.

“Receivables Subsidiaries” shall mean (a) Sunterra Owner Trust 2004-1, a Delaware statutory trust, and (b) a Subsidiary that is a newly formed, wholly owned, bankruptcy-remote, special purpose Subsidiary of the Borrower (i) that engages in no activities other than in connection with the financing of Mortgage Receivables, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business (including servicing of Mortgage Receivables), (ii) that is designated by a Financial Officer of Holdings (as provided below) as a Receivables Subsidiary, (iii) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (A) is Guaranteed by, recourse to or otherwise obligates Holdings, Polo Holdings, the Borrower or any other Subsidiary (other than (1) pursuant to Standard Securitization Undertakings, (2) in an amount not to exceed $15,000,000 or (3) any obligation to sell or transfer Mortgage Receivables) or (B) subjects any property or asset of Holdings, Polo Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iv) with which none of Holdings, Polo Holdings, the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Receivables Securitization) other than on terms no less favorable to Holdings, Polo Holdings, the Borrower or any other Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Holdings, other than fees payable in the ordinary course of business in connection with servicing Mortgage Receivables. A Financial Officer of Holdings shall deliver a certificate to the Administrative Agent designating such Subsidiary as a Receivables Subsidiary and certifying that to the best of such officer’s knowledge and belief after consulting with counsel, (x) such designation complies with the foregoing conditions and (y) immediately after giving effect to such designation, no Default shall have occurred and be continuing.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Delayed Draw Term Loan Commitments representing more than 50% of the sum of all Loans outstanding and unused Delayed Draw Term Loan Commitments at such time; provided that the Delayed Draw Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reservation System” shall mean the reservation system operated by Club Sunterra, Inc., a Florida corporation, and any other system(s) pursuant to which reservations for particular locations, times, lengths of stay and unit types at Points Based Resorts with respect to Points Based Time Share Interests are received, accepted, modified or canceled.

“Resort” shall mean a time share residential real estate property identified on Schedule 3.26(b) or any other time share residential real estate property in which Polo Holdings, the Borrower or any Subsidiary sells Time Share Interests after the Closing Date, including in each case the land on which such project is located, all buildings and other improvements thereon and all fixtures located at or used in connection with such project.

“Resorts Licenses” shall have the meaning given such term in Section 3.32.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings or any Subsidiary that is (i) subordinated to the Obligations (including the Existing Sunterra Notes) or (ii) secured by Liens on the Collateral that are junior and subordinate to the Liens on the Collateral securing the Obligations.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, Polo Holdings, the Borrower or any other Subsidiary.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute hereafter enacted analogous in purpose and effect.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Intercreditor Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Securityholders Agreement” shall mean the Securityholders Agreement dated as of April 26, 2007 by and among Holdings, Soros Strategic Partners LP, a Delaware limited partnership and Cloobeck Diamond Parent, LLC, a Nevada limited liability company.

“Single Asset Financing” shall mean a financing pursuant to which (a) any property or asset newly-furnished from a third party other than an Affiliate of the Borrower (the “Financed Asset”) is owned by a Single Asset Financing Subsidiary and (b) such Single Asset Financing Subsidiary conveys or otherwise transfers to any other person or grants a security interest to any other person in, such Financed Asset, and any other assets in respect of which security interests are customarily granted in connection with such transactions.

“Single Asset Financing Subsidiary” shall mean a Subsidiary that is a newly formed, wholly owned, bankruptcy-remote, special purpose Subsidiary of the Borrower (a) that engages in no activities other than in connection with the ownership and financing of the Financed Asset and all rights (contractual or other) and other assets relating thereto, and any business or activities incidental or related to such Financed Asset, (b) that is designated by a Financial Officer of Holdings (as provided below) as a Single Asset Financing Subsidiary and (c) of which no portion of its Indebtedness or any other obligations (contingent or otherwise) (i) is Guaranteed by, recourse to or otherwise obligates Holdings, Polo Holdings, the Borrower or any other Subsidiary (other than Standard Securitization Undertakings) or (ii) subjects any property or asset of Holdings, Polo Holdings or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof. A Financial Officer of Holdings shall deliver a certificate to the Administrative Agent designating such Subsidiary as a Single Asset Financing Subsidiary and certifying that to the best of such officer’s knowledge and belief after consulting with counsel, (x) such designation complies with the foregoing conditions and (y) immediately after giving effect to such designation, no Default shall have occurred and be continuing.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Representations” shall mean the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.11, 3.12, 3.13, 3.15, 3.19, 3.22 and 3.23.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into at any time by Polo Holdings, the Borrower or any other Subsidiary (other than a Receivables Subsidiary or a Single Asset Financing Subsidiary) that are reasonably customary in securitization transactions involving Mortgage Receivables or Single Asset Financings.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Holdings, including Polo Holdings and the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax Distributions” shall have the meaning given such term in Section 6.06(a)(v).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tender Facility Credit Agreement” shall mean the Tender Facility Credit Agreement dated as of April 26, 2007, among Holdings, Polo Holdings, DRS Acquisition Corp., as borrower, the lenders party thereto and Credit Suisse, as administrative agent and collateral agent.

“Tender Offer” means the tender offer by DRS Acquisition Corp., a Maryland corporation, to purchase all of the issued and outstanding shares of common stock of the Borrower as provided in the Purchase Agreement.

“Tender Offer Closing Date” shall mean the date on which the shares of common stock tendered pursuant to the Tender Offer are purchased in accordance with the terms of the Tender Offer.

“Time Share Documents” shall have the meaning given such term in Section 3.26(b).

“Time Share Interest” shall mean a timeshare interest or interval, however defined in the applicable condominium or timeshare declaration, trust agreement or other relevant document or instrument pursuant to which such timeshare interest or interval is created, whether or not coupled with a fee simple interest in real estate, together with all rights, benefits, privileges and interests appurtenant thereto, including the right to use and occupy a residential unit within the applicable Resort and the common areas and common furnishings appurtenant to such unit for a specified period of time, on an annual or a biennial basis, as more specifically described in the applicable declaration or other relevant document or instrument. Time Share Interests shall include Points Based Time Share Interests.

“Time Share Laws” shall have the meaning given such term in Section 3.26(b).

“Time Share Mortgage” shall mean a mortgage, deed of trust or other security interest on or with respect to a Time Share Interest, including any financing instruments for Time Share Interests in St. Maarten and for Points Based Time Share Interests.

“Title Company” shall have the meaning given such term in Section 9.19(b).

“Total Funded Debt” shall mean, at any time, the total consolidated Indebtedness of Holdings and the Subsidiaries at such time (excluding (a) Indebtedness of the type described in clauses (c), (f), (g) and (k) of the definition of such term, (b) Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder, (c) Indebtedness outstanding under the Receivables Credit Agreement, a Receivables Securitization or the Dorfinco Credit Agreements and (d) Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes).

“Total Leverage Ratio” shall mean, on any date, the ratio of Total Funded Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. The Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03.

“Transaction Costs” shall mean fees and expenses incurred in connection with the Transactions, including expenses related to the exercise of warrants and options.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the parties thereto of the Purchase Agreement and the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger, (b) the making of the Cash Equity Contributions and the Polo Equity Contributions, (c) the receipt of the Dorfinco Consents and the Citicorp Consents, (d) the execution, delivery and performance by the “Loan Parties” (as defined in the Tender Facility Credit Agreement) of the “Loan Documents” (as defined in the Tender Facility Credit Agreement) and the making of the borrowings under the Tender Facility Credit Agreement, (e) the execution, delivery and performance by the “Loan Parties” (as defined in the Receivables Credit Agreement) of the “Loan Documents” (as defined in the Receivables Credit Agreement) and the making of the borrowings under the Receivables Credit Agreement, (f) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (g) the execution, delivery and performance by the “Loan Parties” (as defined in the First Lien Credit Agreement) of the “Loan Documents” (as defined in the First Lien Credit Agreement) and the making of the borrowings under the First Lien Credit Agreement, (h) the making and consummation of the Existing Sunterra Notes Repurchase Offer, (i) the repayment of all amounts due or outstanding under or in respect of, and the termination of (and release of all Liens securing obligations under), the Existing Sunterra Credit Agreement and (j) the payment of the Transaction Costs.

“Trivergance Services Agreement” shall mean the Services Agreement dated as of April 26, 2007 between Sunterra Corporation and Trivergance, LLC, in form and substance reasonably satisfactory to the Arranger.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word

“will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or other document shall mean such document as amended, restated, supplemented or otherwise modified from time to time (subject to any restriction herein on the amendment, restatement, supplement or other modification thereof) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition or Asset Sale Prepayment Event occurs (and for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g) or would result in a Default), the Total Leverage Ratio, the First Lien Debt Leverage Ratio and, for purposes of determining whether an acquisition is a Permitted Acquisition under Section 6.04(g), the Interest Coverage Ratio shall be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition or Asset Sale Prepayment Event (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and (b) in the case of a Permitted Acquisition pro forma adjustments for cost savings (net of continuing associated expenses) to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such Permitted Acquisition; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of Holdings), using, for purposes of making such calculations, the historical financial statements of Holdings and the Subsidiaries which shall be reformulated as if such Permitted Acquisition or Asset Sale Prepayment Event, and any other Permitted Acquisitions or Asset Sale Prepayment Events that have been consummated during the period, had been consummated on the first day of such period.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.05. Senior Debt. The Loans and other Obligations are hereby designated as “Designated Senior Indebtedness” for all purposes of the Existing Sunterra Notes Documents.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment and (b) to make a Delayed Draw Term Loan to the Borrower on a single date that is on or prior to the date that is 50 Business Days after the Closing Date in a principal amount not to exceed its Delayed Draw Term Loan Commitment Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that (i) the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 3 Eurodollar Borrowings outstanding hereunder at any time and (ii) prior to the Conversion Date, there shall not be more than one Eurodollar Borrowing outstanding at any time and all Delayed Draw Term Loans must be ABR Loans. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders; provided that the Borrower hereby authorizes and directs the Administrative Agent to apply proceeds of Loans made on the Closing Date (together with any proceeds of First Lien Term Loans made on the Closing Date so applied) to pay any and all amounts owing under the Tender Facility Credit Agreement and, to the extent so applied, such proceeds shall not be required to be credited to any account of the Borrower.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be an Initial Term Loan Borrowing or, a Delayed Draw Term Loan Borrowing and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that (A) prior to the Conversion Date, there shall not be more than one Eurodollar Borrowing at any time and such Eurodollar Borrowing must have an Interest Period of one month’s duration and (B) prior to the Conversion Date, all Delayed Draw Term Loans must be ABR Loans); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the date on which the Delayed Draw Term Loans are made or the Delayed Draw Term Loan Commitments shall expire or be terminated as provided herein, a commitment fee (the “Delayed Draw Commitment Fees”) equal to 0.50% per annum on the daily amount of the Delayed Draw Term Loan Commitment of such Lender during the period commencing with the Closing Date and ending with the date on which the Delayed Draw Term Loan Commitments of such Lender shall expire or be terminated. All Delayed Draw Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Initial Term Loan Commitments shall automatically terminate upon the making of the Initial Term Loans on the Closing Date. The Delayed Draw Term Loan Commitments shall automatically terminate upon the earlier of (i) the making of any Delayed Draw Term Loans or (ii) the date that is 50 Business Days after the Closing Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on April 26, 2007, if the Closing Date shall not have occurred by such time.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Initial Term Loan Commitments or the Delayed Draw Term Loan Commitments; provided, however, that each partial reduction of the Initial Term Loan Commitments or the Delayed Draw Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Initial Term Loan Commitments or the Delayed Draw Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Delayed Draw Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 10:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing; provided, however, it is understood that, on and after the Conversion Date, the Delayed Draw Term Loans shall be in the same Class as the Initial Term Loans and any conversion or continuation thereof shall be made so that any outstanding Delayed Draw Term Loans are included pro rata in each outstanding Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than the Maturity Date;

(viii) prior to the Conversion Date (A) all Delayed Draw Term Loans must be maintained as ABR Loans and (B) there shall not be more than one Eurodollar Borrowing outstanding at any time and such Eurodollar Borrowing shall have an Interest Period of one month’s duration; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Right to Require Prepayment. The Borrower shall notify the Administrative Agent of the occurrence of a Change in Control within one Business Day thereof, and the Administrative Agent shall within three Business Days thereafter notify the Lenders thereof. At any time prior to the 45th day following delivery of the notice by the Administrative Agent pursuant to the preceding sentence, each Lender shall have the right, upon not less than five Business Days’ prior notice to the Administrative Agent and the Borrower, to require the Borrower to prepay in full, and not in part, the outstanding principal amount of such Lender’s Loans at a purchase price equal to (a) if such Change of Control occurs on or prior to the first anniversary of the Closing Date, 102% of the principal amount thereof, and (b) otherwise, 101% of the principal amount thereof, together with accrued and unpaid interest on the principal amount thereof to but excluding the date of payment, and all other amounts then due to such Lender or outstanding with respect to the Loans of such Lender (including amounts payable under Section 2.16) under the Loan Documents.

SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Loans (i) made at any time prior to the first anniversary of the Closing Date shall be accompanied by a prepayment premium in an amount equal to 2% of the principal amount of the Loans prepaid; provided that the Borrower may prepay up to $5,000,000 of Loan within 30 Business Days after the Closing Date without a prepayment premium being payable pursuant to this clause (b), and (ii) at any time on or after the first anniversary of the Closing Date through but excluding the second anniversary of the Closing Date shall be accompanied by a prepayment premium equal to 1% of the principal amount of the Loan prepaid.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may be revoked if such notice states that the prepayment is conditioned upon consummation of a refinancing or other transaction and if the Borrower notifies the Administrative Agent on or prior to the specified prepayment date that such condition has not been satisfied and the notice is revoked. All prepayments under this Section 2.12 shall be subject to Section 2.16. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) Subject to paragraph (g) of this Section 2.13, not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale Prepayment Event, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans, subject to Section 2.13(f); provided, however, that, if Holdings shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt of such Net Cash Proceeds setting forth Holdings’s or a Subsidiary’s intent to reinvest such proceeds (or a portion thereof specified in such certificate) in productive assets of a kind then used or usable in the business of Holdings and its Subsidiaries within 270 days of receipt of such Net Cash Proceeds and certifying that no Default has occurred and is continuing or will result from the proposed application of such Net Cash Proceeds, then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied at the end of such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied.

(b) Subject to paragraph (g) of this Section 2.13, in the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of such Equity Issuance, apply (i) if the Total Leverage Ratio on the date of and after giving effect to such Equity Issuance is less than or equal to 2.0 to 1.0, 50% and (ii) otherwise, 100% of the Net Cash Proceeds therefrom to prepay outstanding Loans, in either case subject to Section 2.13(f); provided, however, that no prepayment shall be required with respect to any issuance of Equity Interests of Holdings to any employee of Holdings or any Subsidiary pursuant to an employee compensation plan or to persons who hold Equity Interests of Holdings on the Closing Date or their Affiliates.

(c) Subject to paragraph (g) of this Section 2.13, no later than the earlier of (i) 120 days after the fiscal year of the Borrower ending on September 30, 2007 and 90 days after the end of each fiscal year of the Borrower thereafter, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall prepay outstanding Loans, subject to Section 2.13(f), in an aggregate principal amount equal to (i) if the Total Leverage Ratio on the last day of the fiscal year then ended is less than or equal to 1.25 to 1.0, 50%, (ii) if the Total Leverage Ratio on the last day of the fiscal year then ended is greater than 1.25 to 1.0 but less than or equal to 2.0 to 1.0, 75% and (iii) otherwise, 100%, of Excess Cash Flow for the fiscal year then ended (or, for the fiscal year ended September 30, 2007, for the period commencing on the Closing Date and ending on September 30, 2007).

(d) Subject to paragraph (g) of this Section 2.13, in the event that Holdings or any Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of Holdings or any Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by Holdings or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans, subject to Section 2.13(f).

(e) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least five Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid (subject to paragraph (f) below); provided, however, that prior to the Conversion Date, mandatory prepayments of Loans shall be made pro rata between Initial Term Loans and Delayed Draw Term Loans notwithstanding the Types of such Loans. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(f) Any Lender (each a “Declining Lender”) may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, to decline all or any portion of any prepayment of its Loans pursuant to this Section 2.13 (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to non-Declining Lenders, with such non-Declining Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent, provided that if no Lenders exercise the right to decline any such mandatory prepayment pursuant to this Section 2.13(f), then with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to prepay any outstanding ABR Borrowings in full before prepaying any outstanding Eurodollar Borrowings. If some but not all Lenders shall have elected to decline their pro rata shares of such prepayment, then the aggregate principal amount of such prepayment shall be allocated ratably to each outstanding Loan of such Lender included in each outstanding Borrowing at the time, irrespective of whether such outstanding Loans are ABR Borrowings or Eurodollar Borrowings. To the extent such prepayment amounts are not accepted by such non-Declining Lenders the remaining Declined Proceeds shall be applied to repay or prepay Tranche A Loans or Swingline Loans, or replace or cancel Letters of Credit (each as defined in the First Lien Credit Agreement) or, if permitted by Section 2.13(h) of the First Lien Credit Agreement, may be retained by the Borrower.

(g) Notwithstanding anything in this Section 2.13 to the contrary, except for prepayments that have been declined by First Lien Term Loan Lenders in accordance with the provisions of Section 2.13 of the First Lien Credit Agreement, no prepayment of outstanding Loans shall be required under this Section 2.13 unless and until the Discharge of First Lien Term Loan Obligations shall have occurred. If the event or circumstance giving rise to a required prepayment of Loans under this Section also gave rise to the prepayment of First Lien Term Loans, then the amount of the prepayment required by this Section 2.13 shall be reduced by the amount so used to prepay First Lien Term Loans (after taking into account any declined proceeds thereunder).

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15 and as set forth in Section 2.13(f), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of Delayed Draw Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Holdings, Polo Holdings or the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to Holdings or any Subsidiary (as to which the provisions of this paragraph shall apply). Holdings, Polo Holdings and the Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Holdings, Polo Holdings and the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if the Borrower or any other Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at such other time or times prescribed by applicable law or as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to this Agreement to the Borrower (with a copy to the Administrative Agent) either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, such Foreign Lender’s legal entitlement to an exemption from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) to the Borrower (with a copy to the Administrative Agent) (a) upon the expiration or obsolescence of any previously delivered form, (b) at such other time or times prescribed by applicable law, or (c) as reasonably requested by the Borrower, to reconfirm any complete exemption from U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a statement certifying such Foreign Lender’s “non-bank” status, together with a Form W-8BEN. Any Lender that is a

United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient of payments hereunder within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent), (a) on or before the date such Lender becomes a party to this Agreement, (b) upon the expiration or obsolescence of any previously delivered form, (c) at such other time or times prescribed by applicable law, or (d) as reasonably requested by the Borrower, two accurate and complete originally executed copies of Internal Revenue Service Form W-9, or any successor form certifying that such Lender is entitled to an exemption from U.S. backup withholding.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligation with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, in the case of clause (iv) above, if such assignment occurs prior to the second anniversary of the Closing Date, the prepayment fee that would be payable pursuant to Section 2.12(b) if the Loans of such Lender subject to such assignment had been prepaid by the Borrower pursuant to Section 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under

Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Representations and Warranties

Each of Holdings, Polo Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01. Organization; Powers. Holdings, Polo Holdings, the Borrower and each of the other Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate, limited liability company or other entity and, if required, stockholder or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, operating agreement or other constitutive documents or by-laws of Holdings, Polo Holdings, the Borrower or any other Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings, Polo Holdings, the Borrower or any other Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (other than the Existing Sunterra Notes Repurchase Offer) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, Polo Holdings, the Borrower or any other Subsidiary (other than any Lien created hereunder or under the Security Documents or any First Priority Lien, Receivables Facility Lien, Dorfinco Lien or Citicorp Lien).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings, Polo Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders its unaudited and internally prepared consolidated balance sheets and related statements of income, stockholder’s equity and cash flows (i) as of and for the fiscal year ended September 30, 2006 and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2006, in each case certified by its chief financial officer. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the North American operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities (to the extent required to be disclosed by GAAP), direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject to audit and year-end adjustments and, in the case of the financial statements referred to in clause (ii) above, the absence of footnotes.

(b) Holdings has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and related pro forma statements of income and cash flows as of September 30, 2006, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by Holdings, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by Holdings on the date hereof and on the Closing Date to be reasonable), are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the North American operations of Holdings and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Holdings and its Subsidiaries (after giving effect to the Merger), taken as a whole, since September 30, 2006.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property and Resorts), except for (i) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) defects in titles or leasehold interests in properties or assets in Europe, to the extent such defects exist on the Closing Date and could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) Each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

(c) As of the Closing Date, none of Holdings, Polo Holdings or the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or Resort or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, none of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or Resort or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date (after giving effect to the Merger) a list of all Subsidiaries and, with respect to each such Subsidiary (a) the direct or indirect percentage ownership interest of Holdings therein, (b) its jurisdiction of organization, (c) the type of organization of such Subsidiary (e.g., corporation or limited liability company) and (d) whether such Subsidiary is a Subsidiary Guarantor, a Foreign Subsidiary or an Excluded Subsidiary. The shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or any First Priority Lien).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings, Polo Holdings or the Borrower, threatened against or affecting Holdings, Polo Holdings or the Borrower or any other Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property or Resort, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.

(d) Certificates of occupancy and permits are in effect for each Mortgaged Property and Resort as currently constructed, other than any certificates or permits for properties or assets in Europe, to the extent such certificates or permits are not in effect on the Closing Date and not having such certificates or permits could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect. If requested, true and complete copies of such certificates of occupancy have been delivered to the Collateral Agent (if applicable, as mortgagee) with respect to each Mortgaged Property and Resort.

SECTION 3.10. Agreements. (a) None of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) After giving effect to the Merger, none of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Holdings, Polo Holdings, the Borrower or any other Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 3.14. Tax Returns. Each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all material assessments received by it, except for (a) taxes that are being contested in good faith by appropriate proceedings and for which Holdings, Polo Holdings, the Borrower or such other Subsidiary, as applicable, shall have set aside on its books adequate reserves and (b) prior to March 31, 2008, any tax returns or materials required to be filed with, and taxes due and payable and assessments received to, any Governmental Authority in Europe, that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings, Polo Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings, Polo Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16. Employee Benefit Plans. (a) Each of Holdings, Polo Holdings, the Borrower and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of Holdings, Polo Holdings, the Borrower or any of their ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, Polo Holdings, the Borrower or any other Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $ 5,000,000 the fair market value of the assets of all such Foreign Pension Plans.

SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by Holdings, Polo Holdings or the Borrower or any of the other Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. Holdings, Polo Holdings, the Borrower and the other Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the collateral agent under the First Lien Guarantee and Collateral Agreement (who will hold such Pledged Collateral as bailee for perfection for the Collateral Agent), the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person other than, pursuant to the terms of the First Lien Guarantee and Collateral Agreement and the First Lien Intercreditor Agreement, the First Lien Secured Parties (as defined in the First Lien Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person other than, pursuant to the terms of the First Lien Guarantee and Collateral Agreement and the First Lien

Intercreditor Agreement, the First Lien Secured Parties (as defined in the First Lien Intercreditor Agreement) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 and, pursuant to the terms of the First Lien Intercreditor Agreement, the First Lien Secured Parties (as defined in the First Lien Intercreditor Agreement); provided that, until the 30th day after the Closing Date (as such period may be extended by the Administrative Agent in its discretion), Mortgages shall not be required to be effective with respect to Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property, including condominium unit and “deeded” intervals and time-share interests, on a Resort by Resort and location by location basis, owned by Holdings, Polo Holdings, the Borrower and the other Subsidiaries and the addresses thereof. As of the Closing Date, Holdings, Polo Holdings, the Borrower and the other Subsidiaries own in fee all the real property set forth on Schedule 3.20(a). Schedule 1.01(c) set forth each Resort or other location at which Holdings, Polo Holdings, the Borrower or the other Subsidiaries own any such real property with a value reasonably estimated by the Borrower to equal or exceed $1,500,000.

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all real property leased by Holdings, Polo Holdings, the Borrower and the other Subsidiaries and the addresses thereof. As of the Closing Date, Holdings, Polo Holdings, the Borrower and the other Subsidiaries have valid leases in all the real property set forth on Schedule 3.20(b).

SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, Polo Holdings, the Borrower or any other Subsidiary pending or, to the knowledge of Holdings, Polo Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, Polo Holdings, the Borrower and the other Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, Polo Holdings, the Borrower or any other Subsidiary, or for which any claim may be made against Holdings, Polo Holdings, the Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, Polo Holdings, the Borrower or such other Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, Polo Holdings, the Borrower or any other Subsidiary is bound.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Transaction Documents. The Borrower has delivered to the Administrative Agent a complete and correct copy of the Purchase Agreement, the Asset Contribution Agreement, all other documents regarding transfer of the Contributed Polo Assets, the [purchase agreement] for the issuance of the Closing Date Soros Equity and the Existing Sunterra Notes Documents (including all schedules, exhibits, amendments, supplements and modifications to each such agreement). None of Polo Holdings, the Borrower or any other Loan Party or, to the knowledge of Holdings, Polo Holdings, the Borrower or any other Loan Party, any other person party thereto is in default in the performance or compliance with any material provisions thereof. The Purchase Agreement complies in all material respects with all applicable laws.

SECTION 3.24. Senior Indebtedness. The Obligations constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Existing Sunterra Notes Documents.

SECTION 3.25. Sanctioned Persons. None of Holdings, Polo Holdings, the Borrower or any other Subsidiary nor, to the knowledge of Holdings, Polo Holdings or the Borrower, any director, officer, agent, employee or Affiliate of Holdings, Polo Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.26. Time Share Interests. (a) The sale, offering for sale and financing of Time Share Interests (i) do not constitute the sale, or the offering for sale, of securities subject to registration requirements of the Securities Act or any state or foreign securities laws, (ii) except to the extent that any such violations are set forth on Schedule 3.26(a) or, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate any Time Share Laws or any other law of any state or foreign country in which sales or solicitation of Time Share Interests occur and (iii) except to the extent that any such violation(s) are set forth on Schedule 3.26(a) or, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, do not violate any consumer credit or usury laws of any state or foreign country in which sales or solicitations of Time Share Interests occur. Except to the extent that any such failures, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, Polo Holdings, the Borrower or the other Subsidiaries have failed to make or cause to be made any registration or declarations with any Governmental Authority necessary to the ownership of the Resorts or to the conduct of their business, including laws and regulations applicable to their business and activities, the operation of the Resorts and the sale, or offering for sale, of Time Share Interests. Except to the extent that any such noncompliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries have, to the extent required by their activities and businesses, complied with all laws and regulations applicable to their businesses and activities.

(b) Schedule 3.26(b) sets forth, with respect to each Resort, (i) the states and countries in which Time Share Interests with respect to such Resort are being sold or marketed, (ii) if such Resort is a Points Based Resort and (iii) for each Points Based Resort, the trust or other entity that is the owner of the real property rights with respect to such Resort. Except as set forth on Schedule 3.26(a), each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries has filed in each jurisdiction in which such filing is a legal prerequisite to the marketing of Time Share Interests therein all applicable documents with the appropriate Governmental Authorities required to authorize the sale of Time Share Interests in such jurisdictions and has subjected each Resort to certain limitations, restrictions, conditions and covenants as described in the time share declarations and as hereinafter set forth in accordance with the provisions of any applicable laws, statutes or regulations (such laws, statutes or regulations and all amendments, modifications or replacements thereof and successors thereto, and all regulations and guidelines promulgated thereunder or with respect thereto, now or hereafter enacted, being hereinafter collectively referred to as the “Time Share Laws”), except for any failure to make such filings that could not reasonably be expected to have a Material Adverse Effect. All material documents used in connection with the creation of the Time Share Interests, the sale of the Time Share Interests and the operation of the Resorts as time share resorts, including Declarations, by-laws and rules and regulations of homeowners’ associations, management agreements, forms of contracts of sale and deeds, and all other documents used by Holdings, Polo Holdings, the Borrower or any other Subsidiary in connection with the sale of Time Share Interests, the operation of the Resorts as time share resorts and the regulation, management and administration thereof (collectively, the “Time Share Documents”) comply with all Time Share Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.27. Time Share Interest Exchange Network. The exchange system operated by Club Sunterra, Inc. is being operated in compliance with all applicable Time Share Laws, except for any non-compliance that could not reasonably be expected to result in a Material Adverse Effect. To the extent any of Holdings, Polo Holdings, the Borrower and the other Subsidiaries have entered into written agreements with Resort Condominiums International, Interval International or other exchange networks, each such party and its Subsidiaries are members and participants pursuant to validly executed and enforceable written agreements in such exchange networks, as applicable. Holdings, Polo Holdings, the Borrower and such Subsidiaries, as applicable, have paid all fees and other amounts due and owing under such agreements and are not otherwise in default in any respect thereunder, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.28. Reservation Systems. (a) Each of Holdings, Polo Holdings, the Borrower and the other Subsidiaries has filed all applicable documents with the appropriate Governmental Authorities required with respect to the Reservation System(s), and the operation of the Reservation System(s) do not violate any Time Share Laws or any other law of any state or foreign country in which owners of Points Based Time Share Interests are located, in each case except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of Holdings, Polo Holdings and the Borrower, neither the ATLAS software application nor any other software application(s) used for the Reservation System(s) interferes with, infringes upon, misappropriates or otherwise comes into conflict with any intellectual property, proprietary or other rights of third parties, and none of Holdings, Polo Holdings or the Borrower has received or become aware of any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any Subsidiary must license or refrain from using any intellectual property rights of any third party), except to the extent that could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of Holdings, Polo Holdings and the Borrower, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of Polo Holdings, the Borrower or any other Subsidiary with respect to the ATLAS software application.

(c) The ratio of (i) the total number of Points sold to customers to (ii) the total number of Points allocable to available space in Points Based Time Share Resorts and available in the Reservation System(s) does not exceed 1.0 to 1.0, consistent with applicable law and subject to Schedule 3.26(a).

SECTION 3.29. Common Areas. Except as set forth on Schedule 3.09, to the extent Holdings, Polo Holdings, the Borrower or the other Subsidiaries are obligated to construct common areas and amenities, the common areas and amenities appurtenant to sold Time Share Interests, and the streets and other off-site improvements contained within the projects, have been completed or a bond insuring the completion thereof has been obtained, except to the extent that such failure to complete or post a bond could not reasonably be expect to result in a Material Adverse Effect, and such interests in such common areas are free and clear of all Liens, other than Liens expressly permitted by Section 6.02.

SECTION 3.30. Homeowners’ Associations, Maintenance Fees and Developer Subsidies. All homeowners’ association fees, maintenance fees and developer subsidies, as applicable, required to be paid by any of Holdings, Polo Holdings, the Borrower or any other Subsidiary and which are past due have been paid, except to the extent that such past due fees do not exceed $3,000,000 in the aggregate.

SECTION 3.31. Use of Property. Each Resort is used exclusively as a time share resort, hotel or other appurtenant and related uses.

SECTION 3.32. Certificates of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including, for Resorts developed by the Borrower or any other Subsidiary, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Resort as a time share resort or hotel (collectively, the “Resort Licenses”), have been obtained and are in full force and effect, other than any such certifications, permits, licenses or approvals for properties or assets in Europe that have not been obtained or are not in full force and effect on the Closing Date, to the extent as could not (individually or in the aggregate) reasonably be expected to result in a Material Adverse Effect. The use being made of each Resort is in conformity with the certificate of occupancy for such Resort.

SECTION 3.33. Management Agreements. To the best of each of Holdings’s, Polo Holdings’s and the Borrower’s knowledge, the Property Management Agreements are in full force and effect and to the knowledge of each of Holdings, Polo Holdings, the Borrower and each other Subsidiary there is no material default thereunder by any of Holdings, Polo Holdings, the Borrower or any Subsidiary party thereto or, to the knowledge of each of Holdings, Polo Holdings, the Borrower or any Subsidiary, by any other party thereto, other than any such default that could not reasonably be expected to result in a Material Adverse Effect, and no event has occurred that, with the passage or time or the giving of notice, would constitute such a default thereunder.

SECTION 3.34. Contributed Polo Assets. The Contributed Polo Assets include all DR Assets (as defined in the Asset Contribution Agreement) and all NRP Assets (as defined in the Asset Contribution Agreement), except those assets explicitly excluded in the Asset Contribution Agreement.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects with respect to such earlier date); provided, however, that solely for purposes of representations and warranties made on the Closing Date with respect to the Borrower and its Subsidiaries, such representations and warranties shall be limited in all respects to the Specified Representations.

(c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower, Polo Holdings and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Katten Muchin Rosenman LLP, counsel for Holdings, Polo Holdings and the Borrower, substantially to the effect set forth in Exhibit G, (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders and (iii) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings, Polo Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other constitutive documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of each of Holdings and the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Security Documents (other than Mortgages for any Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings, Polo Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, and in each other jurisdiction indicated on such Perfection Certificate as the Collateral Agent may reasonably request, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(h) (i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties (other than Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date) shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than the First Priority Liens and other Liens permitted under Section 6.02, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Security Document as a second lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02 and, pursuant to the terms of the First Lien Intercreditor Agreement, the First Priority Liens, and other than Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent, insuring the Mortgages as valid second liens on the Mortgaged Properties (other than Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date), free of Liens other than those permitted under Section 6.02 and, pursuant to the terms of the First Lien Intercreditor Agreement, the First Priority Liens, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent.

(i) Each of the Intercreditor Agreements shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect.

(j) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which (to the extent covering any Collateral) shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.

(k) The Merger shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated in accordance with the Purchase Agreement and all other related documentation, the organizational documents of the Borrower and applicable law, without giving effect to any waiver or modification of any material terms or conditions thereof, including any consent or deemed consent thereunder, without the consent of the Administrative Agent. The Administrative Agent

shall have received copies of the Purchase Agreement and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as being complete and correct, and all such documents shall be satisfactory to the Administrative Agent.

(l) The Cash Equity Contributions shall have been made.

(m) The Polo Equity Contributions shall have been made on terms satisfactory to the Administrative Agent.

(n) The Dorfinco Consents and the Citicorp Consents shall have been obtained on terms and conditions acceptable to the Administrative Agent.

(o) The Administrative Agent shall be satisfied with the capitalization, structure and equity ownership of Holdings, Polo Holdings and the Borrower after giving effect to the Transactions.

(p) The First Lien Credit Agreement shall, or shall substantially simultaneously with the initial funding of the Loans on the Closing Date, be in effect, and the initial funding of First Lien Term Loans shall have been, or shall substantially simultaneously with the initial funding of the Loans on the Closing Date be, made.

(q) The Receivables Credit Agreement shall, or shall substantially simultaneously with the initial funding of the Loans on the Closing Date, be in effect, with a commitment to replace such Receivables Credit Agreement with a non-recourse (other than up to $15,000,000) securitization within 90 days after the Closing Date.

(r) All principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Sunterra Credit Agreement shall have been paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(s) The conditions to the funding of loans under the Tender Facility Credit Agreement shall have been satisfied. All principal, premium, if any, interest, fees and other amounts due or outstanding under the Tender Credit Agreement shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, paid in full, the commitments thereunder terminated and all guarantees and security in support thereof discharged and released, and the Administrative Agent shall have received reasonably satisfactory evidence thereof.

(t) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, Polo Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement, the First Lien Credit Agreement, the Receivables Credit Agreement, the Dorfinco Credit Agreements and the Citicorp Conduit Agreement, (ii) Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes, (iii) the Existing Sunterra Notes, (iv) Indebtedness permitted by Section 6.01(i) or (j) and (v) Indebtedness set forth on Schedule 6.01. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Holdings, setting forth a reasonably detailed calculation of accrued and projected Transaction Costs, which shall be satisfactory in form and substance to the Administrative Agent, and such Transaction Costs shall not have exceeded or be reasonably expected to exceed $36,600,000.

(u) The Lenders shall have received the financial statements referred to in Section 3.05, none of which shall be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(v) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings (which shall not be subject to any exceptions or qualifications that are not reasonably acceptable to the Administrative Agent) certifying that Holdings and the Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions to occur on the Closing Date, are solvent.

(w) All requisite and material Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no material litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(x) The Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 4.03. Delayed Draw Term Loans. On the date of Borrowing of Delayed Draw Term Loans:

(a) The Borrower shall, substantially simultaneously with the funding of the Delayed Draw Term Loans, receive the proceeds from a pro rata borrowing of First Lien Delayed Draw Term Loans.

(b) The aggregate amount of Delayed Draw Term Loans and First Lien Delayed Draw Term Loans borrowed shall not exceed the principal amount of the Existing Sunterra Notes being purchased pursuant to the Existing Sunterra Notes Repurchase Offer.

(c) The Borrower shall, substantially simultaneously with the funding of Delayed Draw Term Loans, purchase all of the Existing Sunterra Notes tendered pursuant to the Existing Sunterra Notes Repurchase Offer.

ARTICLE V

Affirmative Covenants

Each of Holdings, Polo Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full unless the Required Lenders shall otherwise consent in writing, each of Holdings, Polo Holdings and the Borrower will, and will cause each of the other Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property used in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in each case to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) No later than the 30th day after the Closing Date, as such period may be extended by the Administrative Agent in its discretion, and, except as provided in the First Lien Intercreditor Agreement, at all times thereafter, cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement (subject to the First Lien Intercreditor Agreement) shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither any Loan Party, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which any Resort or any Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d) With respect to any Mortgaged Property and any other Resort, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in the amounts customarily insured against or carried by companies of established reputations engaged in the same or similar businesses and similarly situated, and, for any Mortgaged Property, naming the Collateral Agent as an additional insured (subject to the First Lien Intercreditor Agreement), on forms satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

SECTION 5.03. Obligations and Taxes. Pay its Material Indebtedness and other material obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Resort, there is no risk of forfeiture of such property.

SECTION 5.04. Financial Statements, Reports, etc. In the case of Holdings or the Borrower, as applicable, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 120 days after the end of the fiscal year ended September 30, 2007 and within 90 days after the end of each fiscal year thereafter, Holdings’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, Holdings’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, prior to the delivery of the financial statements required by paragraph (d) of this Section 5.04, such certification shall only be required to state that such financial statements fairly present in all material respects the financial condition and results of the North American operations of Holdings and its consolidated Subsidiaries;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a), if and to the extent the accounting firm is not restricted from providing such report by the policies of its national office) and a Financial Officer (in the case of paragraph (a) or (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth Holdings’s calculation of Excess Cash Flow for such fiscal year (or, for the fiscal year ended September 30, 2007, for the period commencing on the Closing Date and ending on September 30, 2007);

(d) by December 31, 2007, the Borrower’s or, if such period ends after the consummation of the Merger, Holdings’s consolidated balance sheets and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower (or Holdings, as applicable) and its consolidated subsidiaries (a) (i) as of September 30, 2005 and September 30, 2006 and the results of operations and the operations of such subsidiaries during such years, all audited by BDO Seidman LLP and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of the audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied and (ii) as of the close of each fiscal quarter ended after September 30, 2006 and prior to the date that is 60 days before such delivery (but not for any quarter ended after June 30, 2007) and the results of operations and the operations of such subsidiaries during each such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same period in the immediately preceding fiscal year, all certified by one of the Holdings’s Financial Officers as fairly presenting in all material respects the financial condition and result of operations of the Borrower (or Holdings, as applicable) and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (b) a certificate of a Financial Officer (i) certifying that no Financial Restatement Default or other Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken in respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of Consolidated EBITDA for the fiscal year ended September 30, 2006 (based on the net income or loss of Sunterra Corporation and its subsidiaries rather than of Holdings and its Subsidiaries), adjusted to exclude, without duplication and to the extent deducted in determining such net income or loss and not added back in determining Consolidated EBITDA, net income or loss attributable to the European operations of Sunterra Corporation and its subsidiaries;

(e) within 90 days after the beginning of each fiscal year of Holdings commencing after the Closing Date, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, Polo Holdings, the Borrower or any other Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by Holdings, Polo Holdings or the Borrower or any of their respective Subsidiaries, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto;

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(i) concurrently with the delivery of financial statements under paragraph (a) or (b) above, a certificate of the Title Company identifying each Mortgaged Property or portion of a Mortgaged Property from which the Lien of a Mortgage was automatically released in accordance with Section 9.19(b) in the immediately preceding fiscal quarter, together with summary information on a year-to-date basis; and

(j) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, Polo Holdings, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly upon any Responsible Officer of Holdings, Polo Holdings or the Borrower becoming aware thereof:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any known threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings or any Subsidiary or Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and the Subsidiaries in an aggregate amount exceeding $1,000,000;

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change in any Corporate Rating or in the ratings of the Credit Facilities by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Credit Facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Credit Facilities.

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings, Polo Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings, Polo Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth any changes to the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP in all material respects and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor; provided, however, that the Loan Parties shall not be required to permit (i) more than two visits per year by representatives of the Administrative Agent, unless an Event of Default has occurred and is continuing, or (ii) any visits by representatives of Lenders unless an Event of Default has occurred and is continuing.

(b) In the case of Holdings, Polo Holdings and the Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s, and in the case of the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in the introductory statement to this Agreement.

SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of Holdings, Polo Holdings, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of Holdings, Polo Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer of Holdings, Polo Holdings or the Borrower setting forth details as to such ERISA Event and the action, if any, that Holdings, Polo Holdings or the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply, and cause all lessees and other persons occupying its properties to comply, in all respects with all Environmental Laws applicable to its operations and properties; obtain and renew all environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws, except in each case to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, that none of Holdings, Polo Holdings, the Borrower or any other Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings, Polo Holdings, the Borrower or any other Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents. Holdings, Polo Holdings and the Borrower will cause each Domestic Subsidiary and, to the extent no adverse tax consequences to the Borrower would result therefrom, Foreign Subsidiary, to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent; provided that Holdings, Polo Holdings and the Borrower shall not be required to cause Excluded Subsidiaries to become Loan Parties. In addition, from time to time, Holdings, Polo Holdings or the Borrower will (and will cause the other Loan Parties to), at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of Holdings, Polo Holdings, the Borrower and the Subsidiary Guarantors (including real and other properties acquired subsequent to the Closing Date and including the Equity Interests owned by each of Holdings, Polo Holdings, the Borrower or any Subsidiary (including any Equity Interests in Receivables Subsidiaries or Single Asset Subsidiaries owned by such Subsidiary); provided that the Collateral shall not include more than 66% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary to the extent that the pledge of any greater percentage would result in adverse tax consequences to the Borrower) other than assets that constitute collateral for the Dorfinco Credit Agreements, the Citicorp Conduit Agreement or the Receivables Credit Agreement, or, to the extent not permitted by applicable Time Share Laws, real property (other than any such real property prior to the sale of any Points Based Time Share Interests related to such real property) related to Points Based Time Share Interests). Holdings, Polo Holdings and the Borrower will (and will cause the Loan Parties to), within 30 days after the Closing Date (as such period may be extended by the Collateral Agent in its discretion), enter into Mortgages to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to each Mortgaged Property with respect to which it is indicated on Schedule 1.01(c) that Mortgages will be completed after the Closing Date. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and Holdings, Polo Holdings, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Holdings, Polo Holdings and the Borrower agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings, Polo Holdings and the Borrower will give prompt notice to the Administrative Agent of the acquisition or reacquisition by them or any of the other Loan Parties (x) of any real property (or any interest in real property) having a value in excess of $1,000,000 or (y) of Time Share Interests at a Resort that is not Mortgaged Property that result in Loan Parties owning real property (or interests in real property) at such Resort having a value in excess of $1,500,000.

SECTION 5.13. Interest Rate Protection. No later than the 60th day after the Closing Date, as such period may be extended by the Administrative Agent in its discretion, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the funded long-term consolidated Indebtedness of Holdings being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.

SECTION 5.14. Receivables Securitization. Within 90 days after the Closing Date, as such period may be extended by the Administrative Agent in its discretion, the Borrower shall replace the Receivables Credit Agreement with a Receivables Securitization.

SECTION 5.15. Existing Sunterra Notes Repurchase Offer. Promptly following the Closing Date (but in no event more than 30 days following the Merger), the Borrower shall send a notice to the holders of the Existing Sunterra Notes offering to purchase each such holder’s Existing Sunterra Notes, and the Borrower shall thereafter repurchase all Existing Sunterra Notes validly tendered pursuant to the Existing Sunterra Notes Repurchase Offer and retire and cancel all Existing Sunterra Notes that are repurchased, in each case in accordance with the terms of the Existing Sunterra Notes Documents.

SECTION 5.16. Management of Resorts. With respect to each Resort with which they have management contracts, use commercially reasonable efforts to maintain such management contracts, except to the extent that the failure to maintain such management contracts could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.17. Homeowners’ Association and Maintenance Fees. Pay all homeowners’ association and maintenance fees required to be paid by them before such fees become delinquent, except to the extent such past due fees do not exceed $3,000,000 at any time; provided, however, that such payment shall not be required with respect to any such fees so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings shall have set aside on its books adequate reserves in accordance with GAAP and such contest operates to suspend collection of the contested fees and enforcement of a Lien and there is no risk of forfeiture of any Resort.

SECTION 5.18. Time Share Obligations. Comply with all of their obligations under the Time Share Documents, except to the extent that any noncompliance could not reasonably be expected to result in a Material Adverse Effect, and keep and maintain all Resort Licenses necessary for the operation of each Resort as a time share resort.

SECTION 5.19. Time Share Regulatory Matters. Comply with all applicable regulations of any Governmental Authority with respect to the sale of Time Share Interests in each jurisdiction in which they are selling or have sold Time Share Interests, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.20. Club Obligations. Use its reasonable best efforts to cause each Club to comply with all applicable laws, statutes, rules and governmental regulations applicable to it and with each material instrument, agreement or document to which it is a party or by which it is bound, except to the extent that any noncompliance could not reasonably be expected to result in a Material Adverse Effect, and to administer and maintain all obligations under each Club according to the terms and conditions of each instrument, agreement or document to which the Club or any other Subsidiary is a party or by which it is bound, except to the extent that any noncompliance could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.21. Systems. At all times maintain accounting and inventory interval systems at least at the level in place on the Closing Date.

SECTION 5.22. Inventory Management. Maintain a backup storage and disaster recovery program for their inventory management systems as is customary for companies in the same or similar businesses and operating in the same or similar locations.

SECTION 5.23. Reservation Systems. Maintain one or more Reservation Systems, free and clear of Liens on the records or software applications used by such Reservation Systems, as is customary for companies in the same or similar businesses and operating in the same or similar locations, comply with all Time Share Laws and other laws related to the operation of such Reservation Systems, and maintain all necessary licenses to run such Reservation Systems, except in each case to the extent that failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Maintain a ratio of (i) Points sold to customers to (ii) total number of Points allocable to available space in the Points Based Time Share Resorts and available in the Reservation Systems(s) that does not exceed 1.0 to 1.0, consistent with applicable law.

ARTICLE VI

Negative Covenants

Each of Holdings, Polo Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification obligations) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, none of Holdings, Polo Holdings or the Borrower will, nor will they cause or permit any of the other Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness created under the First Lien Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $275,000,000, minus (i) the amount of any First Lien Delayed Draw Term Loan Commitments that expire or are terminated other than as a result of a borrowing of First Lien Delayed Draw Term Loans and (ii) any payments of principal made in respect of such Indebtedness; and any refinancings thereof to the extent permitted by the First Lien Intercreditor Agreement;

(d) Indebtedness created under the Receivables Credit Agreement or other Indebtedness that is non-recourse to any assets of a Loan Party other than Mortgage Receivables, and with a related intercreditor agreement with the Collateral Agent in form and substance reasonable satisfactory to the Collateral Agent, in an aggregate principal amount not to exceed $225,000,000;

(e) (i) (A) Indebtedness of any Receivables Subsidiary created under Receivables Securitizations and (B) Guarantees of such Indebtedness (1) pursuant to Standard Securitization Undertakings or (2) in an aggregate amount not to exceed $15,000,000, and (ii) (A) Indebtedness of any Single Asset Financing Subsidiary created under Single Asset Financings and (B) Guarantees of such Indebtedness pursuant to Standard Securitization Undertakings;

(f) Indebtedness created under the Dorfinco Credit Agreements and the Citicorp Conduit Agreement (to the extent of the obligations of Polo Holdings with respect thereto) and any extensions, renewals or replacements of such Indebtedness to the extent (i) the principal amount of such Indebtedness is not increased, (ii) neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, (iii) the original obligors in respect of such Indebtedness remain the only obligors thereon and (iv) an intercreditor agreement on terms no less favorable to the Lenders than the Dorfinco Intercreditor Agreement and otherwise reasonably satisfactory to the Collateral Agent is entered into in connection with any replacement of the Dorfinco Credit Agreements or the Citicorp Conduit Agreement, and (v) the obligations of Polo Holdings with respect to the Indebtedness outstanding under the Citicorp Conduit Agreement are not increased;

(g) Sunterra Owner Trust 2004-1’s Timeshare Loan-Backed Notes outstanding on the Closing Date and the Existing Sunterra Notes, other than those repurchased pursuant to the Existing Sunterra Notes Repurchase Offer;

(h) intercompany Indebtedness of any Subsidiary owing to any other Subsidiary to the extent permitted by Section 6.04(c);

(i) Indebtedness of Polo Holdings, the Borrower or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets in the ordinary course of business, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred no earlier than the date of such acquisition or the date of commencement of such construction and no later than 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(i), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(j), shall not exceed $10,000,000 at any time outstanding;

(j) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(i), not in excess of $10,000,000 at any time outstanding;

(k) Indebtedness acquired or assumed by Polo Holdings, the Borrower or any Subsidiary in connection with Permitted Acquisitions in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(l) Indebtedness of Polo Holdings, the Borrower or any Subsidiary incurred to finance Permitted Acquisitions in an aggregate principal amount at any time outstanding not to exceed $10,000,000; provided that (i) such Indebtedness is incurred on the date of such Permitted Acquisition and (ii) such Indebtedness is unsecured and is subordinated to the Obligations;

(m) to the extent constituting Indebtedness, obligations in respect of customary purchase price adjustments and indemnities in respect of acquisitions permitted by this Agreement;

(n) Indebtedness of Foreign Subsidiaries (other than any Foreign Subsidiary that is a Loan Party) in an aggregate principal amount at any time outstanding not to exceed $5,000,000; provided that such Indebtedness is not Guaranteed by Holdings, Polo Holdings, the Borrower or any other Loan Party;

(o) Indebtedness of Holdings in connection with repurchases of Equity Interests of Holdings owned by employees of Holdings or any Subsidiary permitted by Section 6.06(a)(ii) (other than those permitted to be repurchased with the proceeds of life insurance received by Holdings or any Subsidiary with respect to the applicable employee); provided that such Indebtedness is unsecured and is subordinated to the Obligations;

(p) performance bonds or workers’ compensation claims, in each case incurred in the ordinary course of business;

(q) other unsecured Indebtedness of Polo Holdings, the Borrower or any other Subsidiary in an aggregate principal amount (for all such Indebtedness of the Subsidiaries) not exceeding $10,000,000 at any time outstanding; and

(r) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including Polo Holdings, the Borrower or any other Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Polo Holdings, the Borrower and the other Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any First Priority Lien;

(d) (i) any Receivables Facility Lien, (ii) any Lien securing a Receivables Securitization to the extent such Lien does not extend to the property of any Subsidiary other than a Receivables Subsidiary and (iii) any Lien securing a Single Asset Financing to the extent such Lien does not extend to the property of any Subsidiary other than a Single Asset Financing Subsidiary;

(e) any Dorfinco Lien or Citicorp Lien and any extension, replacement or renewal of any such Lien securing other Indebtedness incurred in compliance with Section 6.01(f) to the extent that such Lien does not extend to any assets of Holdings, Polo Holdings, the Borrower or any other Subsidiary other than the Contributed Polo Assets securing the Dorfinco Credit Agreements or the Citicorp Conduit Agreement on the Closing Date;

(f) any Lien (i) on any property or asset acquired after the Closing Date by Polo Holdings, the Borrower or any other Subsidiary that is in existence prior to the acquisition thereof by any Subsidiary or (ii) existing on any property or assets of any person that becomes a Subsidiary after the Closing Date prior to the time such person becomes a Subsidiary, as the case may be; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (B) such Lien does not apply to any other property or assets of Holdings, Polo Holdings, the Borrower or any other Subsidiary, (C) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be and (D) such lien does not secure Indebtedness and does not prevent the Obligations from being secured by a Lien on the relevant property or asset;

(g) Liens for taxes, assessments or charges of Governmental Authorities not yet due or which are being contested in compliance with Section 5.03;

(h) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, in each case arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(i) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(j) cash deposits to secure the performance of bids, trade contracts (other than for Indebtedness), merchant agreements with credit card companies, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(k) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Subsidiaries;

(l) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of Holdings or any Subsidiary;

(m) Liens arising from precautionary UCC financing statements filed with respect to any lease permitted by this Agreement;

(n) any interest or title of a lessor or licensor under leases or licenses entered into by Polo Holdings, the Borrower or any other Subsidiary in the ordinary course of business;

(o) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where Holdings, Polo Holdings, the Borrower or any other Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(p) Liens arising under applicable law on property held for sale in respect of any deposit received from a prospective purchaser;

(q) Liens securing judgments or awards not otherwise constituting an Event of Default;

(r) Liens attributable to Capital Lease Obligations and Synthetic Lease Obligations permitted by Section 6.01(j); and

(s) other Liens that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $1,000,000 at any time.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred other than any such sale or transfer of fixed or capital assets that is consummated within 90 days after the date a Subsidiary acquires such fixed or capital assets for cash consideration not less than the cost of such fixed or capital assets.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by Holdings, Polo Holdings, the Borrower and the other Subsidiaries existing on the Closing Date in the Equity Interests of Polo Holdings, the Borrower and the other Subsidiaries, (ii) additional investments by Holdings, Polo Holdings, the Borrower and the other Subsidiaries in the Equity Interests of Polo Holdings, the Borrower and the other Subsidiaries and (iii) Guarantees by Holdings, Polo Holdings, the Borrower and the other Subsidiaries of Indebtedness of Polo Holdings, the Borrower and the other Subsidiaries that is permitted by Section 6.01; provided that (A) Holdings shall not invest in the Equity Interests of any Subsidiary other than Polo Holdings, (B) Polo Holdings shall not invest in Equity Interests of any Subsidiary other than the Borrower, (C) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein), (D) Subsidiaries that are not Loan Parties shall not Guarantee Indebtedness of a Loan Party and (E) the aggregate amount of investments made after the Closing Date by Loan Parties in, loans and advances made after the Closing Date by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans, advances or Guarantees) shall not exceed $10,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by any Subsidiary to any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party after the Closing Date shall be evidenced by a promissory note, and any such loans and advances made by a Loan Party that are evidenced by a promissory note (whether made before or after the Closing Date) shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement, (ii) any such loans and advances made to a Loan Party shall be expressly subordinated to the Obligations and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000;

(f) the Subsidiaries may enter into Hedging Agreements that (i) are required by Section 5.13 or (ii) are not speculative in nature and are related to income derived from foreign operations of any Subsidiary or otherwise related to purchases from foreign suppliers;

(g) the Borrower or any other Subsidiary (other than Polo Holdings) may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a person (any such assets or Person so acquired being referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any Subsidiary or Affiliate thereof; (ii) the Acquired Entity shall be in a similar line of business as that of the Subsidiaries as conducted during the current and most recent calendar year or business activities reasonably incidental, ancillary or related thereto; (iii) at the time of such transaction, both before and after giving effect thereto, no Default shall have occurred and be continuing; (iv) at the time of such transaction, both before and after giving effect thereto Holdings would be in compliance with the covenant set forth in Sections 6.12 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, after giving pro forma effect, in accordance with Section 1.03, to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (v) the Borrower and Holdings shall have delivered the financial statements and certificates required by Section 5.04(d), provided that if the other conditions in this clause (g) are satisfied, the Borrower or any other Subsidiary may make Permitted Acquisitions to the extent that the consideration for such Permitted Acquisitions is in the form of cash or Indebtedness (assumed or issued) that does not exceed (for all such Permitted Acquisitions) $20,000,000 in the aggregate; (vi) the total consideration paid in connection with any such acquisition or series of related acquisitions (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any other Subsidiary following such acquisition or series of related acquisitions and any payments following such acquisition or series of related acquisitions pursuant to earn-out provisions or similar obligations) shall be in the form of Equity Interests of Holdings, cash or Indebtedness and any such consideration in the form of cash or Indebtedness (assumed or issued) shall not exceed $50,000,000; (vii) at least five Business Days prior to such transaction, the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent and (viii) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) being referred to herein as a “Permitted Acquisition”);

(h) accounts receivable arising and deposits made in the ordinary course of business of Polo Holdings, the Borrower and the other Subsidiaries;

(i) any investments in or loans to any other person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05(b);

(j) investments in or loans to any other person received by Holdings as noncash consideration for issuances by Holdings of its Equity Interests after the Closing Date; provided that any such loans and advances shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement;

(k) any investments arising from purchases of property and equipment that constitute Capital Expenditures permitted by Section 6.11;

(l) in addition to investments permitted by paragraphs (a) through (k) above, additional investments, loans and advances by Subsidiaries in an aggregate amount not to exceed the amount available pursuant to the Investment/RP Basket; provided that, after giving pro forma effect to any investment, loan or advance made pursuant to this paragraph (l), Holdings would be in compliance with the covenant contained in Section 6.12; and

(m) in addition to investments permitted by paragraphs (a) through (l) above, additional investments, loans and advances by the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (m) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $10,000,000 in the aggregate.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it (other than the Merger), or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of Polo Holdings or the Borrower or less than all the Equity Interests of any other Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) Polo Holdings, the Borrower and any other Subsidiary may purchase and sell Time Share Interests in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (w) the Borrower may merge, liquidate, reorganize or otherwise be restructured into a newly-formed Subsidiary in a transaction the purpose of which is to re-organize the Borrower as a limited liability company; provided that (1) such transaction (or series of transactions) does not result in a material increase in the Tax obligations payable in cash (on a consolidated basis) for Holdings, Polo Holdings, the Borrower, each Subsidiary of the Borrower and the holders of Equity Interests in Holdings and (2) immediately following such transaction, the Borrower is in compliance with all requirements of the Guarantee and Collateral Agreement and has satisfied its obligations under Section 5.12 (including the execution of any further documents, financing statements, agreements and instruments, and the taking of all other actions, that may be reasonably requested by the Required Lenders, the Administrative Agent or the Collateral Agent), (x) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any wholly owned Subsidiary of the Borrower may merge into or consolidate with any other wholly owned Subsidiary of the Borrower in a transaction in which the surviving entity is a wholly owned Subsidiary of the Borrower and no person other than the Borrower or a wholly owned Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party) and (z) the Borrower and the other Subsidiaries (other than Polo Holdings) may make Permitted Acquisitions.

(b) Sell, transfer or otherwise dispose of any asset, including any Equity Interest owned by it, or issue or permit any Subsidiary to issue any additional Equity Interests in a Subsidiary (other than directors’ qualifying shares), except:

(i) sales, transfers and dispositions by a Subsidiary to Polo Holdings, the Borrower or a Subsidiary Guarantor,

(ii) issuances by a Subsidiary of its Equity Interests to any other Subsidiary in an issuance permitted by Section 6.04(c),

(iii) sales, transfers and dispositions between or among Foreign Subsidiaries,

(iv) sales, transfers and dispositions of inventory (including Time Share Interests), damaged, obsolete, excess, no longer useful or worn out assets, scrap and Permitted Investments, in each case in the ordinary course of business,

(v) ordinary course dispositions of equipment to the extent that (A) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement equipment;

(vi) sales of Mortgage Receivables pursuant to a Receivables Securitization permitted by Sections 6.01 and 6.02,

(vii) sales in connection with sale and leaseback transactions permitted under Section 6.03,

(viii) sales, transfers or dispositions of assets obtained as part of a Permitted Acquisition, provided that the Borrower notifies the Administrative Agent within 18 months after the consummation of such Permitted Acquisition that such assets have been identified for sale, and

(ix) sales, transfers and other dispositions of assets that are not permitted by any other clause of this paragraph (b), provided that (A) in the case of any such sale, transfer or disposition of Equity Interests of a Subsidiary, such sale, transfer or disposition shall include all Equity Interests of and other investments in and loans and advances to such Subsidiary (and any other Subsidiary in which such sold Subsidiary holds an Equity Interest) and, after giving effect thereto, none of Holdings or any Subsidiary shall owe any Indebtedness to the Subsidiary so sold, transferred or otherwise disposed of and (B) the aggregate fair market value of all assets sold, transferred or disposed of in reliance on this clause (ix) shall not exceed $50,000,000 in any fiscal year of Holdings or $100,000,000 in the aggregate;

provided that all sales, transfers and other dispositions permitted hereby (other than those permitted by clauses (i), (ii), (iii), (iv), (v), (vi) or (vii) above) shall be made for an amount not less than fair value and for consideration at least 75% of which is cash.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

(i) any Subsidiary of Polo Holdings (other than the Borrower) may declare and pay dividends or make other distributions ratably to its equity holders and the Borrower may pay dividends and distributions in cash to Polo Holdings,

(ii) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower or Polo Holdings may, or Polo Holdings may make distributions to Holdings so that Holdings may, repurchase Equity Interests of Holdings owned by employees of Holdings, Polo Holdings, the Borrower or the other Subsidiaries or make payments to employees of Holdings, Polo Holdings, the Borrower or the other Subsidiaries, in each case upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $2,000,000, plus any proceeds of life insurance received by Holdings or any Subsidiary with respect to the applicable employee, in any fiscal year of Holdings,

(iii) Borrower may pay dividends or distributions in cash to Polo Holdings (x) in an aggregate amount not to exceed $400,000 in any fiscal year, to the extent necessary to pay corporate and overhead expenses incurred by Polo Holdings in the ordinary course of business, (y) in an amount necessary to pay the Tax liabilities of Polo Holdings (or the direct or indirect owners of Polo Holdings whose Tax liabilities reflect the income of Polo Holdings) directly attributable to (or arising as a result of the operations of the Borrower and the other Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the other Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower and the other Subsidiaries to pay such taxes as stand-alone taxpayers and (B) such dividends and distributions are made by Borrower only if, and after, the Borrower is reorganized as a limited liability company and is not treated as a U.S. taxpayer for U.S. federal income tax purposes and (z) in an amount necessary to pay the obligations of Polo Holdings under the Asset Contribution Agreement,

(iv) Polo Holdings may pay dividends or distributions in cash to Holdings (x) in an aggregate amount not to exceed $400,000 in any fiscal year, to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business, (y) in an amount necessary to pay the Tax liabilities of Holdings (or the direct or indirect owners of Holdings whose Tax liabilities reflect the income of Holdings) directly attributable to (or arising as a result of) the operations of Polo Holdings, the Borrower and the other Subsidiaries; provided, however, that the amount of such dividends shall not exceed the amount that Polo Holdings, the Borrower and the other Subsidiaries would be required to pay in respect of Federal, State and local taxes were Polo Holdings, the Borrower and the other Subsidiaries to pay such taxes as stand-alone taxpayers and (z) in an amount necessary to pay the obligations of Holdings under the Asset Contribution Agreement,

(v) Holdings may pay distributions in cash to holders of its Equity Interests in an amount necessary to pay the Tax liabilities of its members (or the direct or indirect owners of the members of Holdings whose Tax liabilities reflect the income of Holdings) directly attributable to (or arising as a result of) the operations of Holdings and the Subsidiaries (“Tax Distributions”); provided, however, that the amount of such Tax Distributions shall not exceed the amount that Holdings and the Subsidiaries would be required to pay in respect of U.S. Federal, State and local Taxes were Holdings and the Subsidiaries to pay such Taxes as stand-alone taxpayers based on the highest marginal U.S. federal tax rate applicable to Holdings and the Subsidiaries assuming such persons are corporations, and

(vi) other Restricted Payments may be made in cash that do not exceed the amount available pursuant to the Investment/RP Basket, provided that, after giving pro forma effect to any Restricted Payment made pursuant to this clause (iv), Holdings would be in compliance with the covenant contained in Section 6.12.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, Polo Holdings, the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that

(A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document,

(B) the foregoing shall not apply to any restrictions imposed by any “Loan Documents” as defined in the First Lien Credit Agreement, the Receivables Credit Agreement, the Dorfinco Credit Agreements or the Citicorp Conduit Agreement (provided the restrictions imposed thereby are no more restrictive than those imposed by the Loan Documents),

(C) the foregoing shall not apply to customary restrictions imposed pursuant to a Receivables Securitization or a Single Asset Financing on a Receivables Subsidiary or a Single Asset Financing Subsidiary, respectively,

(D) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder,

(E) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder,

(F) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(G) the foregoing shall not apply to restrictions or conditions contained in agreements governing Indebtedness of a Foreign Subsidiary incurred in compliance with Section 6.01 if such restriction applies only to such Foreign Subsidiary and its assets,

(H) the foregoing shall not apply to restrictions on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such restrictions were not entered into in contemplation of such person becoming a Subsidiary,

(I) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture entered into in the ordinary course of business,

(J) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and

(K) the foregoing shall not apply to customary provisions contained in the governing documents of a Club or a trust that holds real property related to Points Based Time Share Interests; provided that such restrictions and conditions shall not be materially more restrictive than those in place on the Closing Date.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments permitted under Section 6.06(a), (c) if at the time thereof and after giving effect thereto no Default has occurred and is continuing, fees payable pursuant to the Asset Contribution Agreement, Executive Services Agreement and the Trivergance Services Agreement and (d) the payment of reasonable and customary fees to, and indemnities provided on behalf of, directors or managers of Holdings or any Subsidiaries.

SECTION 6.08. Business of Holdings, Polo Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of Polo Holdings and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement and its Guarantees of obligations under the First Lien Credit Agreement and the Receivables Credit Agreement.

(b) With respect to Polo Holdings, engage in any business activities or have any assets or liabilities other than (i) business currently conducted by it related to the Contributed Polo Assets and business activities reasonably incidental thereto, (ii) its ownership of the Equity Interests of Diamond Resorts Services, LLC, (iii) its liabilities pursuant to the Dorfinco Credit Agreements, the Citicorp Conduit Agreement and the Receivables Credit Agreement and (iv) its ownership of the Equity Interests of the Borrower and liabilities incidental thereto, including its liabilities pursuant to the Guarantee and Collateral Agreement and its Guarantee of obligations under the First Lien Credit Agreement.

(c) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by them and business activities reasonably incidental, ancillary or related thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which the Closing Date Soros Equity, any Receivables Securitization, the Existing Sunterra Notes, the obligations under the Dorfinco Credit Agreements or the Citicorp Conduit Agreement or any Material Indebtedness of Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries was issued or is outstanding (other than the First Lien Credit Agreement and the “Security Documents” as defined in the First Lien Credit Agreement, each of which may be amended to the extent not inconsistent with the First Lien Intercreditor Agreement) if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of the Closing Date Soros Equity or such Indebtedness in a manner adverse in any material respect to the Lenders or (ii) any waiver, supplement, modification or amendment of (x) its certificate of incorporation, declaration of trust, by-laws, operating, management, club or partnership agreement or other organizational documents or (y) the Executive Services Agreement, the Trivergance Services Agreement, the Securityholders Agreement or the Asset Contribution Agreement, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect, it being understood that any waiver, supplement, modification or amendment of Section 8 of the Securityholders Agreement or of Section 10.19 of the Operating Agreement of Holdings (other than the confidentiality provisions thereof, unless such change would actually be adverse to the Lenders in a material respect) shall be deemed to be adverse to the Lenders in a material respect.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Restricted Indebtedness (other than

(x) the First Lien Loans, (y) the Existing Sunterra Notes pursuant to the Existing Sunterra Notes Repurchase Offer or (z) other payments that do not exceed the amount available pursuant to the Investment/RP Basket, provided that, after giving pro forma effect to any payment made pursuant to this clause (z), Holdings would be in compliance with the covenant contained in Section 6.12), or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.

SECTION 6.10. No Joint Assessment. Suffer, permit or initiate any joint assessment of any Resort or any Mortgaged Property with (a) any other real property constituting a tax lot separate from such Resort or Mortgaged Property that is not part of such Resort or Mortgaged Property or (b) any portion of such Resort or Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Resort or Mortgaged Property; provided, however, that the foregoing shall not prohibit Polo Holdings, the Borrower or any other Subsidiary from owning Time Share Interests that are jointly assessed with Time Share Interests owned by other persons.

SECTION 6.11. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by Polo Holdings, the Borrower and the other Subsidiaries in any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Closing Date - September 30, 2007	$35,000,000
October 1, 2007 - September 30, 2008	$16,500,000
October 1, 2008 - September 30, 2009	$8,500,000
October 1, 2009 - September 30, 2010	$57,500,000
October 1, 2010 - September 30, 2011	$92,500,000
October 1, 2011 - September 30, 2012	$102,500,000
October 1, 2012 - Maturity Date	$96,500,000

Any unused amount of permitted Capital Expenditures permitted to be made during each period set forth above and not used during such period may be carried over and made at any time during the next succeeding two fiscal years (and any amount so carried over shall be deemed the first amount applied for Capital Expenditures during such next succeeding two fiscal years). In addition, Polo Holdings, the Borrower and the other Subsidiaries shall be permitted to make other Capital Expenditures that do not exceed the amount available pursuant to the Investment/RP Basket; provided that, after giving pro forma effect to any such Capital Expenditure, Holdings would be in compliance with the covenant contained in Sections 6.12, or (b) to the extent financed with the Net Cash Proceeds of any Asset Sale Prepayment Event or with insurance proceeds within 270 days after the receipt thereof.

SECTION 6.12. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
September 30, 2007	3.85 to 1.00
At any time on or after October 1, 2007 and on or prior to December 31, 2007	3.55 to 1.00
At any time on or after January 1, 2008 and on or prior to March 31, 2008	3.15 to 1.00
At any time on or after April 1, 2008 and on or prior to June 30, 2008	2.95 to 1.00
At any time on or after July 1, 2008 and on or prior to September 30, 2008	2.75 to 1.00
At any time on or after October 1, 2008 and on or prior to June 30, 2009	2.25 to 1.00
At any time on or after July 1, 2009 and on or prior to June 30, 2010	2.00 to 1.00
At any time on or after July 1, 2010 and on or prior to June 30, 2011	1.75 to 1.00
Thereafter	1.50 to 1.00

SECTION 6.13. Fiscal Year. With respect to Holdings, Polo Holdings and the Borrower, change their fiscal year-end to a date other than September 30.

SECTION 6.14. Certain Equity Securities. Issue any Equity Interest, other than the Closing Date Soros Equity, that is not Qualified Capital Stock.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished (for the avoidance of doubt, only the Specified Representations are made or deemed made with respect to the Borrower and its Subsidiaries on the Closing Date);

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan, any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, Polo Holdings, the Borrower or any other Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, Polo Holdings, the Borrower or any other Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i) Holdings, Polo Holdings, the Borrower or any other Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any notice, grace or cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness (other than the First Lien Term Loans) that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or to mandatory prepayments of First Lien Loans required pursuant to Section 2.13 of the First Lien Credit Agreement, and provided further that if any “Default” (as defined in the First Lien Credit Agreement) occurs in respect of First Lien Loans, such event or condition shall not be an Event of Default unless such “Default” has not been waived or cured in accordance with the First Lien Credit Agreement within 45 days after its first occurrence;

(g) subject to the last paragraph of this Article VII, an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Polo Holdings, the Borrower or any other Subsidiary, or of a substantial part of the property or assets of Holdings, Polo Holdings, the Borrower or another Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Polo Holdings, the Borrower or any other Subsidiary or for a substantial part of the property or assets of Holdings, Polo Holdings, the Borrower or another Subsidiary or (iii) the winding-up or liquidation of Holdings, Polo Holdings, the Borrower or any other Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) subject to the last paragraph of this Article VII, Holdings, Polo Holdings, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Polo Holdings, the Borrower or any other Subsidiary or for a substantial part of the property or assets of Holdings, Polo Holdings, the Borrower or any other Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, Polo Holdings, the Borrower, any other Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, Polo Holdings, the Borrower or any other Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $20,000,000 (excluding amounts (A) covered by insurance from a credit worthy insurance carrier that is not an Affiliate of Holdings and has been advised of the claim and has not disclaimed coverage or (B) covered by an indemnity agreement with a credit worthy indemnitor that is, and upon terms that are, reasonably acceptable to the Administrative Agent, and to the extent such indemnitor has been advised of the claim and has not disclaimed that such claim is indemnifiable) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Holdings, Polo Holdings, the Borrower and their ERISA Affiliates in an aggregate amount exceeding $5,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) except with respect to Collateral having an aggregate fair market value not exceeding $2,000,000, any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by Holdings, Polo Holdings, the Borrower or any other Loan Party not to be, a valid, perfected, second priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the First Lien Collateral Agent (as defined in the First Lien Intercreditor Agreement) to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

(m) the Indebtedness under the Existing Sunterra Notes or any other subordinated Indebtedness of Holdings and its Subsidiaries constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Existing Sunterra Notes Documents or the agreements evidencing such other subordinated Indebtedness; or

(n) a Financial Restatement Default occurs;

then, and in every such event (other than an event with respect to Holdings, Polo Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings, Polo Holdings or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Solely for purposes of determining whether an Event of Default has occurred under clause (g) or (h) of this Article VII, any reference in either such clause to any Subsidiary shall be deemed not to include any Subsidiary (other than Polo Holdings or the Borrower) that (i) does not have consolidated assets (determined on a consolidated basis in accordance with GAAP) representing more than 5.0% of the consolidated assets of Holdings and the Subsidiaries (determined on a consolidated basis in accordance with GAAP) and (ii) did not have, for the most recent period of four consecutive fiscal quarters of Holdings, Consolidated EBITDA representing more than 5.0% of the Consolidated EBITDA of Holdings and the Subsidiaries; provided that if it is necessary to exclude more than one Subsidiary from clause (g) or (h) of this Article VII in order to avoid an Event of Default thereunder, all Subsidiaries excluded from clause (g) or (h) of this Article VII shall be treated as a single consolidated Subsidiary for purposes of determining whether the conditions specified in clauses (i) and (ii) of this paragraph are satisfied.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The Lenders acknowledge and agree that the Collateral Agent shall also act, subject to and in accordance with the First Lien Intercreditor Agreement and the Receivables Facility Intercreditor Agreement, as the collateral agent for the lenders under each of the First Lien Credit Agreement and the Receivables Credit Agreement, and may also act as agent for a Receivables Securitization.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, Polo Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, Polo Holdings, the Borrower or any of the other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, Polo Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank; provided that if the applicable Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, Holdings or Polo Holdings, to it at 3745 Las Vegas Boulevard South, Las Vegas, NV 89109, Attention of Richard L. Cloobeck, Esq. (Fax No. (702) 798-8840), with a copy to Katten Muchin Rosenman LLP, 525 West Monroe Street, Suite 1900, Chicago, IL 60661, Attention of Howard Lanznar, Esq. (Fax No. (312) 902-1061), and a copy to Soros Fund Management LLC, 888 Seventh Avenue, New York, NY 10106, Attention of Leonard Potter and Maryann Canfield (Fax No. (646) 731-5754), and a copy to Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022-4611, Attention of Jai Agrawal, Esq. (Fax No. (212) 446-4900);

(b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, Polo Holdings, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower, Holdings or Polo Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings, Polo Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, Polo Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent on an aggregate basis in the event of concurrent assignments to Related Funds) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent; provided that only one such fee shall be payable in the case of concurrent assignments to two or more Related Funds), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Initial Term Loan Commitment and Delayed Draw Term Loan Commitment, and the outstanding balances of its Initial Term Loans and Delayed Draw Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, Polo Holdings, the Borrower or any other Subsidiary or the performance or observance by Holdings, Polo Holdings, the Borrower or any other Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing all or substantially all of the value of the Guarantees of the Guarantors under the Guarantee and Collateral Agreement or all or substantially all of the Collateral).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating Holdings and the Subsidiaries furnished to such Lender by or on behalf of Holdings or any Subsidiary or Affiliate thereof; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) None of Holdings, Polo Holdings or the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arranger in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Syndication Agent[s], the Documentation Agent[s], the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by Holdings, Polo Holdings, the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Polo Holdings, the Borrower or any of the other Subsidiaries, or any Environmental Liability related in any way to Polo Holdings, the Borrower or the other Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Arranger, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Arranger as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Arranger in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings, Polo Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arranger or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower, Holdings or Polo Holdings against any of and all the obligations of the Borrower, Holdings or Polo Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower, Holdings or Polo Holdings in any case shall entitle the Borrower, Holdings or Polo Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings, Polo Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend any Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the Guarantees of the Guarantors under the Guarantee and Collateral Agreement or all or substantially all of the Collateral (except as provided in the First Lien Intercreditor Agreement), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Initial Term Loan Commitments and Delayed Draw Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Except as provided in Section 9.20(a), nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic means shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings, Polo Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, Polo Holdings, the Borrower or any other Subsidiary or any of their respective obligations, (f) with the consent of Holdings, Polo Holdings or the Borrower, (g) to any person that is a party to the First Lien Credit Agreement or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower, Holdings, Polo Holdings or any Subsidiary and related to the Holdings, the Subsidiaries or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Lender or any of their Related Parties on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower, Holdings, Polo Holdings or any Subsidiary; provided that, in the case of Information received from the Borrower, Holdings or Polo Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings, Polo Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings, Polo Holdings and the Borrower, which information includes the name and address of Holdings, Polo Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings, Polo Holdings and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Conversion of Mortgaged Property to Points Based Time Share Interests. (a) Polo Holdings, the Borrower or any other Subsidiary may convert (a “Conversion”) Mortgaged Property (including Time Share Interests) to Points Based Time Share Interests if each of the following terms and conditions (the “Conversion Conditions”) has been satisfied in connection only with the first such Conversion with respect to each Resort that is not a Points Based Resort on the Closing Date:

(i) Polo Holdings or the Borrower has provided the Collateral Agent with written notice of the proposed Conversion at least fifteen (15) Business Days prior to the date thereof (the “Conversion Date”).

(ii) At the time of the proposed Conversion, both before and after giving effect thereto, no Default shall have occurred and be continuing.

(iii) All documents reasonably required to implement the Conversion, to market and sell Points Based Time Share Interests and to operate, manage and administer the related Resort, including, without limitation, (x) all documents required to be submitted to Governmental Authorities in each state in which Polo Holdings or the Borrower has determined the applicable Points Based Time Share Interests will be marketed or sold (the “Points Based Governmental Authorities”) in accordance with all Time Share Laws of such states applicable to Points Based Time Share Interests (“Points Based Legal Requirements”) and (y) the Declaration, bylaws and rules and regulations of the applicable Resort, the member’s association and the management agreement, the form of contract of sale, promissory note, and other sale and financing documents to be used in connection with the sale of the Points Based Time Share Interests (to the extent applicable) (collectively, the “Points Based Documents”) shall be submitted to the Collateral Agent.

(iv) All documents as are necessary to comply in all material respects with the Points Based Legal Requirements have been filed with the Points Based Governmental Authorities and all consents and approvals required under the Points Based Legal Requirements to implement the Conversion and to market and sell the applicable Points Based Times Share Interests in the applicable jurisdiction have been obtained from the applicable Points Based Governmental Authorities.

(v) Polo Holdings or the Borrower has delivered to the Collateral Agent an opinion or written confirmation of outside or in-house counsel that (A) the applicable Points Based Documents satisfy in all material respects all Points Based Legal Requirements and have been duly executed and, where necessary, have been duly recorded pursuant to the applicable Points Based Legal Requirements and (B) all filings with Points Based Governmental Authorities necessary for the marketing and sale of the applicable Points Based Time Share Interests in the jurisdictions in which Polo Holdings or the Borrower has determined such Points Based Time Share Interests will be sold have been made, all required consents and approvals of all applicable Points Based Governmental Authorities in such jurisdictions have been obtained, and all Points Based Legal Requirements have been satisfied in all material respects and no further filing, registration or other compliance with any federal or state securities law or Time Share Laws is currently required in connection with the marketing and sale of the applicable Points Based Time Share Interests in such jurisdictions (the “Opinion”).

(vi) A Financial Officer of Polo Holdings or the Borrower has delivered to the Collateral Agent a certificate confirming that (x) it has complied with all of the Conversion requirements and (y) immediately after giving effect to such Conversion, no Default shall have occurred and be continuing.

(vii) Polo Holdings or the Borrower has paid all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements incurred by the Collateral Agent in connection with the Conversion.

(viii) Unless required by Points Based Legal Requirements, the Declaration shall not be recorded against the Property and the Times Share Interests shall not be transferred to the applicable trustee or club entity until (A) all consents and approvals of all Points Based Governmental Authorities have been obtained and delivered to the Collateral Agent, (B) Polo Holdings or the Borrower delivers the Opinion to the Collateral Agent and (C) all other Conversion Conditions have been satisfied.

(ix) After Time Share Interests have been transferred and dedicated to the applicable trustee or club entity, Polo Holdings, the Borrower or the applicable Subsidiary shall not abandon the Conversion without written notice to the Collateral Agent at least thirty (30) Business Days prior to such abandonment.

(b) With respect to either (i) a Resort that is designated as a Points Based Resort on Schedule 3.26(b) on the Closing Date or (ii) any other Resort as to which the Conversion Conditions have been satisfied, the Collateral Agent shall, from time to time, within five (5) Business Days of written request from Polo Holdings or the Borrower (the “Release Request”), execute, acknowledge and deliver to Polo Holdings, the Borrower or the applicable Subsidiary such releases and/or subordination agreements in form and substance satisfactory to Polo Holdings or the Borrower and its title insurance company (without recourse) (each, a “Release”) with respect to the Lien of the Mortgage(s) encumbering the applicable Mortgaged Property as Polo Holdings or the Borrower shall request in connection with the transfer of such Mortgaged Property to the trustee or club entity for the applicable Points Based Resort or the Resort that is being converted to a Points Based Resort, provided that Polo Holdings or the Borrower satisfies each of the following terms and conditions with respect to each Release Request (the “Release Conditions”):

(i) On the date of delivery of the Release (the “Release Date”), both before and after giving effect thereto, no Default has occurred and is continuing.

(ii) If requested by the Collateral Agent, Polo Holdings or the Borrower has delivered to the Collateral Agent a title report on the Mortgaged Property to be released and a UCC search report with respect to Polo Holdings, the Borrower or the applicable Subsidiary that will be transferring Mortgaged Property to the applicable trustee or club entity covering the time period since the last applicable title and UCC search reports delivered to Collateral Agent, all of which must show that such Mortgaged Property is being transferred free and clear of all Liens and encumbrances other than the Lien of the applicable Mortgage(s) and Liens permitted by Section 6.02, and shall in all other respects be reasonably satisfactory to the Collateral Agent.

(iii) Polo Holdings or the Borrower, at its sole expense, and subject to the Collateral Agent’s approval, has delivered to the Collateral Agent any and all documents and instruments necessary to effect the Release of the applicable Mortgaged Property from the Lien of the applicable Mortgage(s).

(iv) Polo Holdings or the Borrower has paid to the Collateral Agent, upon its delivery of a Release, all costs reasonably incurred by the Collateral Agent (including, but not limited to, recording charges, taxes and fees and reasonable attorneys’ fees and disbursements) in connection with the review, execution and delivery of such Release and all related documents and instruments.

(c) It is expressly understood and agreed that the Collateral Agent may, but shall not be required to, appoint the title company used by Polo Holdings, the Borrower or any other Subsidiary as its agent for purposes of delivering Releases pursuant to paragraph (b) of this Section 9.18 in connection with an initial conveyance of Mortgaged Property to the trustee or club entity for a Points Based Resort and/or with subsequent conveyances of Mortgaged Property to such trustee or club entities in the ordinary course of business. Any such appointment shall be at the discretion of the Collateral Agent and upon such terms and for such periods of time as may be agreed to by the Collateral Agent and such title company.

(d) It is expressly understood and agreed that any rights granted hereunder to the Collateral Agent to receive, review, approve or comment upon any of the Points Based Documents are not intended to, nor shall they be deemed to, constitute the Collateral Agent or any Lender as a sponsor with respect to any Conversion, but is intended merely to afford the Collateral Agent the ability (i) to ensure correct disclosure of the Collateral Agent’s involvement with the Points Based Time Share Interests, and (ii) to protect and preserve the security intended to be granted to the Collateral Agent and the other Secured Parties under this Agreement and the other Loan Documents. Any approval by the Collateral Agent of any Points Based Document shall be evidence solely of the Collateral Agent’s determination that such document properly discloses such involvement and that the terms thereof, if implemented, would not have an adverse effect on such security, and not evidence of the Collateral Agent’s (A) determination that such document is in compliance with any laws, rules or regulations applicable to the Conversion or (B) approval of the terms of such documents.

SECTION 9.19. Annexation of a New Phase at a Resort; Automatic Release of Time Share Interests. (a) Each of the Administrative Agent, the Collateral Agent and each Lender hereby consents to the recordation of amendments to a Declaration with respect to a Resort and plat in connection with an annexation of a new phase at such Resort in a commercially reasonable manner consistent with past practice. The Collateral Agent shall, from time to time, within five (5) Business Days of written request from Polo Holdings or the Borrower, execute, acknowledge and deliver to Polo Holdings, the Borrower or the applicable Subsidiary such consents or other documents (the “Consents”) reasonably requested in connection with the recordation of such annexation amendments. It is expressly understood and agreed that the Collateral Agent may, but shall not be required to, appoint the title company used by Polo Holdings, the Borrower or any other Subsidiary as its agent for purposes of delivering Consents pursuant to this Section 9.19. Any such appointment shall be at the discretion of the Collateral Agent and upon such terms and for such periods of time as may be agreed to by the Collateral Agent and such title company.

(b) The Lien of the Collateral Agent and the Secured Parties created by a Mortgage on Time Share Interests sold by Polo Holdings, Borrower or any other Subsidiary in the ordinary course of business pursuant to Section 6.05(a)(i) in which the net proceeds are less than $100,000 (such amount being subject to increase in the discretion of the Collateral Agent) shall be released automatically and without any further action on the part of the Collateral Agent or the Secured Parties on the effective date of such sale. Collateral Agent hereby appoints First American Title Insurance Company (the “Title Company”) as attorney-in-fact for the Collateral Agent for the sole purpose of executing such documents as are necessary to release Time Share Interests sold in accordance with the terms of the immediately preceding sentence from the Lien of the Mortgage, which appointment shall remain in full force and effect unless and until the Collateral Agent shall have given written notice to the Title Company that such appointment has been revoked. This paragraph shall not apply to transfers of all or any portion of a Mortgaged Property to the trustee or club entity for a Points Based Resort.

SECTION 9.20. Intercreditor Agreements. (a) Each Lender hereunder (i) acknowledges that it has received a copy of the First Lien Intercreditor Agreement, (ii) consents to the subordination of Liens provided for in the First Lien Intercreditor Agreement, (iii) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement and (iv) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to permit the incurrence of Indebtedness under this Second Lien Credit Agreement and to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

(b) Each Lender hereunder (i) acknowledges that it has received a copy of each of the Receivables Facility Intercreditor Agreement and the Dorfinco Intercreditor Agreement, (ii) consents to the Liens on (A) the Receivables Facility Collateral (as defined in the Receivables Intercreditor Agreement) as provided for in the Receivables Facility Intercreditor Agreement and (B) the Dorfinco Collateral (as defined in the Dorfinco Intercreditor Agreement) and the Conduit Collateral (as defined in the Dorfinco Intercreditor Agreement) as provided for in the Dorfinco Intercreditor Agreement, (iii) agrees that (A) unless and until the Receivables Facility Collateral is released from the Liens securing the Receivables Credit Agreement, the Collateral does not include the Receivables Facility Collateral and (B) unless and until the Dorfinco Collateral and the Conduit Collateral are released from the Liens securing the Dorfinco Credit Agreements and the Citicorp Conduit Agreement, except to the extent set forth in the Dorfinco Intercreditor Agreement, the Collateral does not including the Dorfinco Collateral or the Conduit Collateral, (iv) agrees that it will be bound by and will take no actions contrary to the provisions of either the Receivables Facility Intercreditor Agreement or the Dorfinco Intercreditor Agreement and (v) authorizes and instructs the Collateral Agent to enter into each of the Receivables Facility Intercreditor Agreement and the Dorfinco Intercreditor Agreement as Collateral Agent and on behalf of such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DRS ACQUISITION CORP.,

by
Name:
Title:

DIAMOND RESORTS HOLDINGS, LLC,

by
Name:
Title:

DIAMOND RESORTS PARENT, LLC,

by
Name:
Title:

The undersigned hereby acknowledges that the Merger has occurred and it is the surviving corporation and therefore the successor by operation of law to all of the rights and obligations of the Borrower set forth herein (and that all references herein to the “Borrower” shall be deemed to be references to the undersigned):

SUNTERRA CORPORATION,

by
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent,

by
Name:
Title:

by
Name:
Title:

SIGNATURE PAGE TO THE SUNTERRA CORPORATION SECOND LIEN CREDIT AGREEMENT DATED AS OF APRIL 26, 2007

as a Lender,

By
Name:
Title:

By
Name:
Title: